UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

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☒	Definitive Proxy Statement
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SMART GLOBAL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SMART GLOBAL HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 29, 2019

December 14, 2018

Dear Shareholder:

You are cordially invited to attend the 2019 Annual Meeting of the Shareholders (the Annual Meeting) of SMART Global Holdings, Inc., a Cayman Islands exempted company (we, us, SMART, SMART Global Holdings or the Company). The Annual Meeting will be held on Tuesday, January 29, 2019 at 10:00 a.m. Pacific Time, at the DoubleTree Hotel, 39900 Balentine Drive, Newark, CA 94560, Courtside Meeting Room, for the following purposes:

1.	To elect the three nominees for Class II director to serve until the 2022 annual meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for SMART for the current fiscal year.

3.	To provide an advisory, non-binding vote regarding how frequently our shareholders will vote on our executive compensation.

4.	To approve an amendment to the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan (the 2017 Share Incentive Plan) to increase the ordinary shares available for issuance under that plan by 1,500,000.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Shareholders (the Proxy Statement).

The record date for the Annual Meeting is November 30, 2018 (the Record Date). Only shareholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof. A complete list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company’s U.S. executive offices at 39870 Eureka Drive, Newark, CA 94560-4809 for a period of 10 days prior to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on

January 29, 2019 at 10:00 a.m. Pacific Time at

The DoubleTree Hotel, 39900 Balentine Drive, Newark, CA 94560; Courtside Meeting Room

The Proxy Statement and annual report to shareholders are available at: www.proxyvote.com.

By Order of the Board of Directors

Bruce Goldberg

Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

Newark, California

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD, OR VOTE OVER THE TELEPHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO BE ENTITLED TO VOTE IN PERSON AT THE ANNUAL MEETING.

table of contents

Page

Questions and Answers About These Proxy Materials and Voting	1
Proposal No. 1: Election of Directors	8
Corporate Governance and Board Matters	11
Proposal No. 2: Ratification of the Selection of the Independent Registered Public Accounting Firm	20
Proposal No. 3: Frequency of Advisory Vote on the Compensation of the Company’s Named Executive Officers	21
Proposal No. 4: Approval of an Amendment to the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan	22
Other Information Related to SMART, the Directors and Executive Officers	27
Compensation Discussion and Analysis	31
Certain Relationships and Related Party Transactions	54
Householding of Proxy Materials	57
Other Matters	57
Exhibit A	58

SMART Global Holdings, Inc.
c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House
Grand Cayman, KY1-1104, Cayman Islands

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

Questions and Answers About These Proxy Materials and Voting

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the SEC), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the Proxy Availability Notice) to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Proxy Availability Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Proxy Availability Notice.

We provided some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials and some of our shareholders who are participants in our benefit plans, with paper copies of the proxy materials instead of the Proxy Availability Notice. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to shareholders by signing up to receive all of your future proxy materials electronically.

We expect that this Proxy Statement and the other proxy materials will be available to shareholders on or about December 14, 2018.

What does it mean if I receive more than one Proxy Availability Notice?

If you receive more than one Proxy Availability Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Proxy Availability Notice to ensure that all of your shares are voted.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Proxy Availability Notice, by mail on or after December 24, 2018.

How do I attend the Annual Meeting?

The Annual Meeting will be held on January 29, 2019 at 10:00 am (Pacific Time), at the DoubleTree Hotel, 39900 Balentine Drive, Newark, CA 94560, Courtside Meeting Room. Information on how to vote in person at the Annual Meeting is discussed below. If you plan to attend the Annual Meeting, please note that attendance will be limited to shareholders as of the Record Date. Each shareholder may be asked to present valid photo identification, such as a driver’s license or passport. Shareholders holding shares in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting share ownership as of the Record Date.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 22,780,963 ordinary shares outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with SMART’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below (See “How do I vote?”) or complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If, on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Availability Notice is being forwarded to you by the organization that holds your account. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting, however, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request, obtain and bring to the Annual Meeting, a valid proxy from your broker, bank or other nominee.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three Class II directors;

•	Ratification of the selection by the Board of Directors of the Company (the Board or the Board of Directors) of Deloitte & Touche LLP (Deloitte) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 30, 2019;

•	A non-binding advisory vote regarding how frequently our shareholders will vote on our executive compensation.

•	Approval of an amendment to the 2017 Share Incentive Plan to increase the ordinary shares available for issuance under that plan by 1,500,000.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

•	“For” the election of each of the three nominees for director named in this Proxy Statement;

•	“For” the ratification of the selection by the Board of Deloitte as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 30, 2019; and

•	“Every Year” for the non-binding advisory vote regarding how frequently our shareholders will vote on our executive compensation.

•	“For” approval of an amendment to the 2017 Share Incentive Plan to increase the ordinary shares available for issuance under that plan by 1,500,000.

How do I vote?

With regard to the election of directors, you may either vote “For” or “Against” any or all of the three nominees to the Board or you may “Abstain” your vote for any nominee you specify. For the ratification of the Board’s selection of Deloitte as the Company’s independent public accounting firm for the Company’s fiscal year ending August 30, 2019, you may vote “For,” “Against” or “Abstain” from voting. For the non-binding advisory vote regarding how frequently our shareholders will vote on our executive compensation, you may vote “Every Year,” “Every Two Years,” “Every Three Years,” or “Abstain.” For approval of an amendment to the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan, you may vote “For,” “Against” or “Abstain” from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record on the Record Date, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy. Voting in person will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

•	To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Time on January 28, 2019 to be counted.

•	To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Time on January 28, 2019 to be counted.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us and we receive it before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, come to the Annual Meeting and we will give you a ballot upon request.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a Proxy Availability Notice containing voting instructions from that organization rather than from SMART. Simply follow the voting instructions in the Proxy Availability Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director named in this Proxy Statement, and “For” the ratification of Deloitte as the Company’s independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, members of our Board and our employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at c/o 39870 Eureka Drive, Newark, CA 94560-4809.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.

When are shareholder proposals for inclusion in our proxy statement for next year’s annual meeting due?

Shareholders wishing to present proposals for inclusion in our proxy statement for the 2020 annual meeting of shareholders (the 2020 Annual Meeting) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the Exchange Act), must submit their proposals so that they are received by us at our principal executive offices no later than August 16, 2019. Proposals should be sent to our Secretary at c/o 39870 Eureka Drive, Newark, CA 94560-4809 (our Principal Executive Offices).

When are other proposals and shareholder nominations for next year’s annual meeting due?

With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated Memorandum and Articles of Association (our Articles of Association) provide that shareholders who wish to nominate a director to be brought before the shareholders at an annual meeting of shareholders must notify our Secretary by a written notice, which notice must be received at our Principal Executive Offices not less than 120 days nor more than 130 days prior to the anniversary date of the immediately preceding year’s annual meeting of shareholders. For other business to be brought before the shareholders at an annual meeting of shareholders, shareholders must notify our Secretary by a written notice, which notice must be received at our Principal Executive Offices not less than 45 days prior to the anniversary date of the immediately preceding year’s annual meeting of shareholders

Shareholders wishing to present nominations for director for consideration at the 2020 Annual Meeting under these provisions of our Articles of Association must submit their nominations or proposals so that they are received at our Principal Executive Offices not earlier than September 21, 2019 and not later than October 1, 2019 in order to be considered. Shareholders wishing to present other proposals for consideration at the 2020 Annual Meeting under these provisions of our Articles of Association must submit their nominations or proposals so that they are received at our Principal Executive Offices not later than December 15, 2019 in order to be considered.

Nominations or proposals should be sent in writing to our Secretary, c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. A shareholder’s notice to nominate a director or bring any other business before the 2020 Annual Meeting must set forth certain information, which is specified in our Articles of Association. A complete copy of our Articles of Association may be found by accessing SMART’s filings on the SEC’s website at www.sec.gov.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting.

What is the effect of abstentions and broker non-votes?

Abstentions: Under the laws of the Cayman Islands (under which SMART is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as votes cast. Our Articles of Association provide that unless put to the meeting as a special resolution, matters shall be decided by a simple majority of votes cast by such members (or shareholders) who, being entitled to do so, vote in person or by proxy at such meeting. Voting at any shareholders’ meeting is by way of a poll.

Broker Non-Votes: A “broker non-vote” occurs when a broker, bank or other nominee holding your shares in street name does not vote on a particular matter because you did not provide the broker, bank or other nominee voting instructions and the broker, bank or other nominee lacks discretionary voting authority to vote the shares because the matter is considered “non-routine” under the New York Stock Exchange rules for brokers. The “non-routine” matters on the agenda for the Annual Meeting include Proposal No. 1—Election of Directors, Proposal No. 3—Frequency of Advisory Vote on the Compensation of the Company’s Named Executive Officers and Proposal No. 4—Approval of an Amendment to the 2017 Share Incentive Plan to increase the ordinary shares available for issuance under that plan by 1,500,000.

Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting, however, because broker non-votes will constitute an abstention, they will have no effect on the outcome of the votes on Proposal No. 1—Election of Directors, Proposal No. 3—Frequency of Advisory Vote on the Compensation of the Company’s Named Executive Officers or Proposal No. 4—Approval of an Amendment to the 2017 Share Incentive Plan to increase the ordinary shares available for issuance under that plan by 1,500,000. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote your shares in the election of directors or the advisory vote related to Say on Frequency proposal, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection by the Board of Deloitte as our independent registered public accounting firm for the current fiscal year should be considered a “routine” matter. Therefore, your broker, bank or other nominee will be able to vote on Proposal No. 2—Ratification of the Selection by the Board of the Company’s Independent Registered Public Accounting Firm even if it does not receive instructions from you, so long as it holds your shares in its name.

How many votes are needed to approve each proposal?

Proposal		Vote Required
No. 1.	Election of Directors	Majority Cast
No. 2.	Ratification of the Selection by the Board of the Company’s Independent Registered Public Accounting Firm	Majority Cast
No. 3.	Frequency of Advisory Vote on the Compensation of the Company’s Named Executive Officers	Plurality
No. 4.	Approval of an Amendment to the 2017 Share Incentive Plan to increase the ordinary shares available for issuance under that plan by 1,500,000.	Majority Cast

A “Majority Cast” means that a majority of the votes cast on the proposal are voted “For” the proposal. A “Plurality,” with regard to the frequency of future votes on the compensation of our Named Executive Officers means that the frequency receiving the most “For” votes cast by the holders of shares either present in person or represented by proxy will be the frequency recommended by our shareholders.

Accordingly:

•	Proposal No. 1: For the election of directors, each nominee receiving at least a simple majority “For” votes from votes cast will be elected as Class II directors to hold office until the 2022 annual meeting of shareholders. Abstentions and broker non-votes will have no effect.

•	Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the ratification of the selection by the Board of Deloitte as the Company’s independent registered public accounting firm for the current fiscal year. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 2; however, the ratification of the selection by the Board of Deloitte is a matter on which a broker, bank or other nominee has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal No. 2.

•	Proposal No. 3: The frequency alternative that receives a plurality of the total votes cast on Proposal No. 3 will be considered approved as the frequency alternative preferred by shareholders. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 3.

•	Proposal No. 4: To be approved, a majority of the total votes cast on Proposal No. 4 must be voted “For” approval of an amendment to the 2017 Share Incentive Plan to increase the ordinary shares available for issuance under that plan by 1,500,000. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 4.

None of the proposals, if approved, entitles shareholders to appraisal rights under Cayman Islands law or our Articles of Association.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid shareholder meeting. A quorum will be present if one or more holders of shares present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative) together holding (or representing by proxy) not less than a majority of the total voting power of all shares outstanding and entitled to vote at the Annual Meeting. On the Record Date, there were 22,780,963 shares outstanding and entitled to vote. Thus, the holders of at least 11,390,482 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the Internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each shareholder of record entitled to vote at the adjourned Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish the preliminary results within four business days after the Annual Meeting and file an additional Form 8-K to publish the final results within four business days after the final results are known to us.

Advisory Shareholder Vote on “Say on Pay”

We are no longer an emerging growth company under the Jumpstart our Business Startups Act of 2012, or the JOBS Act, beginning in our fiscal year 2019. Pursuant to the JOBS Act, as a company that ceased to be an emerging growth company within two years of our initial public offering, we are required to hold our first non-binding advisory shareholder vote on “say on pay” prior to the third anniversary of our initial public offering. Accordingly, we plan to hold our first such vote at our 2020 Annual Meeting of Shareholders.

Interest of Certain Persons in Matters to be Acted Upon

The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement, however, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, or executive officer of SMART has any special interest in any matter to be voted upon other than election to the Board of Directors.

Forward-Looking Statements

This proxy statement contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide the Company’s current expectations or forecasts of future events, circumstances, results, or aspirations, and are subject to significant risks and uncertainties. These risks and uncertainties could cause the Company’s actual results to differ materially from those set forth in such forward-looking statements. Certain of such risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018. The Company does not undertake to update the forward-looking statements included in this proxy statement to reflect the impact of circumstances or events that may arise after the date the forward-looking statements were made.

Proposal No. 1: Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

The Company’s Board of Directors is presently comprised of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the shareholders at each annual meeting to serve from the time of their election until the third annual meeting of shareholders following their election. The current terms of our Class II directors expire at the 2019 annual meeting. Class I directors consist of Iain MacKenzie, Sandeep Nayyar and Mukesh Patel. Class II directors consist of Randy Furr, Ajay Shah and Jason White. Class III directors consist of Bryan Ingram, Kenneth Hao and Paul Mercadante.

The following table sets forth information regarding the Board Nominees and other members of the Board.

Name	Age	Position with SMART	Director Since	Class	Term Expires
Iain MacKenzie	60	Director	2011	I	2021
Sandeep Nayyar	59	Director	2014	I	2021
Mukesh Patel	60	Director	2013	I	2021
Randy Furr	64	Director and Nominee	2017	II	2019
Ajay Shah (1)	59	Director, Chairman, President and CEO and Nominee	2011	II	2019
Jason White (1)	37	Director and Nominee	2011	II	2019
Kenneth Hao (1)	50	Director	2011	III	2020
Bryan Ingram	54	Director	2018	III	2020
Paul Mercadante (1)	58	Director	2011	III	2020

(1)	Messrs. Shah, White, Hao and Mercadante were nominated to our Board of Directors by Silver Lake (defined to include investment funds affiliated with Silver Lake Partners and Silver Lake Sumeru).

The Nominating and Corporate Governance Committee of the Board (the NCG Committee) has renominated each of our Class II directors, Messrs. Furr, Shah and White, as nominees for a three-year term expiring at the 2022 annual meeting of shareholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

A brief biography of each nominee and each continuing director is set forth below, including the individual’s age as of November 1, 2018 and information regarding the experience, qualifications, attributes or skills of each nominee that led the NCG Committee to believe that the director should continue to serve on the Board.

Nominees for Election as Directors for a Term Expiring in 2022

Randy Furr, age 64, has served as a director since September 2017. Mr. Furr joined Bloom Energy in April 2015 and is currently Bloom Energy’s Executive Vice President and Chief Financial Officer. Prior to Bloom Energy, he served as Corporate Executive Vice President and Chief Financial Officer of Spansion, Inc. from June 2009 to March 2015 when Spansion was acquired by Cypress Semiconductor Corporation. Mr. Furr has 30 years of experience in the technology sector and is an experienced financial and operations executive. Mr. Furr also held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph, a consumer Bluetooth telephony device company, from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina Corporation, an electronics manufacturing services provider, where he served as President and Chief Operating Officer from 1996 to 2005 and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr served as a director of Sanmina Corporation from 1998 until 2005. Mr. Furr holds a Bachelor of Business Administration degree from the University of Oklahoma and is a Certified Public Accountant.

We believe that Mr. Furr’s substantial experience as an executive at several public companies in the technology sector, as well as his background as a Certified Public Accountant, make him well qualified for service as a director.

Ajay Shah, age 59, has served as director and Chairman of the Board of SMART Global Holdings since its inception in 2011 when it acquired substantially all of the equity interests of SMART Worldwide Holdings, Inc., a predecessor entity and now subsidiary of SMART Global Holdings. Mr. Shah also served as a Chairman of SMART Worldwide Holdings, Inc. since its spin-off from Solectron in April 2004. On November 7, 2017, Mr. Shah assumed the role of Executive Chairman and became Co-Chief Executive Officer of SMART Global Holdings in March 2018 and then President and Chief Executive Officer (CEO) in June 2018. Mr. Shah joined Silver Lake in 2007, and is the co-founder and Managing Partner of the firm’s middle market private equity fund, Silver Lake Sumeru. Previously he founded Shah Capital Partners and he is a principal of that firm.

Earlier in his career, Mr. Shah was the co-founder and CEO of SMART Modular Technologies, Inc. (SMART Modular) which he led through its initial public offering in 1995 and its sale to Solectron Corporation in 1999. Prior to that, he was in senior roles for Advanced Micro Devices and Samsung Semiconductor. Currently, Mr. Shah serves on the board of directors of Velocity Technology Solutions and Alpha Petroleum. Outside of his investment activities, he is a board director of National Audubon Society, a senior fellow of the American Leadership Forum, a board director of The Indian School of Business and a Trustee of the American India Foundation. Previously, Mr. Shah has served on the boards and advisory councils of many public, private and non-profit entities such as Flextronics, Inc., Power-One, Stanford School of Engineering and KQED Public Television. Mr. Shah has a B.S. in Engineering from the University of Baroda and an M.S. in Engineering Management from Stanford University.

As co-founder and former Chief Executive Officer of SMART Modular, Mr. Shah brings to our Board extensive strategic and operational experience, as well as considerable historical knowledge about our Company and industry. As our top executive, Mr. Shah has direct responsibility for strategy development and execution. We believe that these factors, combined with his 30-year involvement with our Company, Mr. Shah’s substantial experience in investing and finance and his service on the boards and board committees of technology companies make him well qualified for service as a director and Chairman of the Board of Directors of SMART Global Holdings.

Jason White, age 37, has served as a director since 2011. He joined Silver Lake in 2006 where he currently is a Director. Prior to joining Silver Lake, Mr. White was an investment banker with the Media & Communications Investment Banking Group and the Equity Products Group at Morgan Stanley & Co. LLC, an investment bank, from 2003 to 2006. Mr. White currently serves on the boards of directors of Ancestry.com, Blackhawk Network Holdings, Inc., and SolarWinds Corporation Mr. White holds a B.S.E. degree in Operations Research & Financial Engineering from Princeton University.

We believe that Mr. White’s experience in investment banking and private equity make him well qualified for service as a director.

Continuing Directors

Iain MacKenzie, age 60, has served as a director of SMART Global Holdings since its inception in 2011 when it acquired substantially all of the equity interests of SMART Worldwide Holdings, Inc., a predecessor entity and now subsidiary of SMART Global Holdings. Mr. MacKenzie served as President and Chief Executive Officer of SMART Global Holdings from August 2011 until his resignation in June 2018. Mr. MacKenzie also served as a director of SMART Worldwide Holdings from April 2004 until June 2018. Mr. MacKenzie was President of SMART Modular Technologies, a subsidiary of the Company, from February 2002 until June 2018. He served as Chief Executive Officer of SMART Worldwide from September 2005 to June 2018. Previously, from 1998 to 2002, Mr. MacKenzie served as Vice President of Worldwide Operations through the sale of SMART Modular to Solectron Corporation, an electronics manufacturing services provider, in November 1999, and its integration into Solectron’s Technology Solutions Business unit. Prior to that, Mr. MacKenzie was responsible for the formation and growth of SMART Modular Technologies (Europe) Ltd., and he served as its general manager from 1997 to 1998. Before joining the Company in 1997, Mr. MacKenzie held various management and leadership positions at other high technology corporations including Hughes Microelectronics, Ferrofluidics, Inc. (NH), Digital Equipment Corp. (semiconductor division), and Apricot Computers Ltd., which was acquired by Mitsubishi Company. Mr. MacKenzie currently serves as a director of Ichor Systems and a member of its Compensation Committee and Audit Committee. Mr. MacKenzie holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering, both from the Kirkcaldy College of Technology (Fife University) in Scotland.

As former President and Chief Executive Officer, Mr. MacKenzie brings to the Board significant senior leadership, as well as technical expertise and significant experience in operations, engineering, sales, marketing and international transactions. As our former top executive, Mr. MacKenzie had direct responsibility for strategy development and execution, and we believe that this perspective, coupled with his 21-year tenure with the Company, makes him well suited for service on our Board.

Sandeep Nayyar, age 59, has served as a director since September 2014. Mr. Nayyar has been the Vice President and Chief Financial Officer of Power Integrations, Inc., a supplier of high performance electronic components, from 2010 to the present. Prior to that, from 2001 to 2009, Mr. Nayyar served as the Vice President of Finance for Applied Biosystems, Inc., a developer and manufacturer of life-sciences products. From 1990 to 2001, Mr. Nayyar served in various senior finance roles at Quantum Corporation, a computer storage company. Mr. Nayyar served as an Audit Manager at Ernst & Young LLP, a public accounting firm from 1986 to 1990. Mr. Nayyar is a Certified Public Accountant in the State of California, a Chartered Accountant in India and has a Bachelor of Commerce from the University of Delhi, India.

We believe that Mr. Nayyar’s experience in complex technology companies in the semiconductor, life sciences and storage industries, and the perspective he brings as a Certified Public Accountant, make him well qualified for service as a director.

Mukesh Patel, age 60, has served as a director of SMART Worldwide since April 2004, as a director of SMART Modular Technologies (Global Holdings), Inc. since March 2012 and as a director of SMART Global Holdings since March 2013. Mr. Patel is the founder and Managing Director of Invati Capital LLC, a role he has held since 2008. As a technology executive, he has a broad and global background in the electronics industry especially semiconductors - memories, contract manufacturing and supply chain around the globe. Mr. Patel was also a co-founder of Metta Technology, a codec chip design company, served as CEO of Sparkolor Corporation, an optical device company and has been involved in many startups both as an investor and an advisor. Mr. Patel co-founded our Company in 1988 and served as a director and in various management and executive roles until its acquisition by Solectron in 1999. Prior to co-founding our Company, Mr. Patel served in various roles at semiconductor technology companies, including Seeq Technology Corporation, Advanced Micro Devices, Inc. and Samsung Semiconductor, Inc. Mr. Patel currently serves on the boards of directors of a number of other private technology companies, including AEHR Test Systems. He holds a B.S. degree in Electrical Engineering from Bombay University, India.

As our co-founder and former executive, Mr. Patel brings to our Board of Directors significant strategic and operational experience, as well as a wealth of historical knowledge about our Company and industry. These factors, combined with Mr. Patel’s experience as a venture capital investor and semiconductor executive, his service on the boards and board committees of technology companies, and his expertise in mergers and acquisitions, make him particularly well suited for service on our Board of Directors.

Kenneth Hao, age 50, has served as a director since 2011. He is a Managing Partner and Managing Director of Silver Lake. Prior to joining Silver Lake in 2000, Mr. Hao was an investment banker with Hambrecht & Quist, a technology-focused investment bank and venture capital firm, for 10 years, most recently serving as a Managing Director in the Technology Investment Banking group. Mr. Hao currently serves on the boards of directors of SolarWinds and Symantec. In addition, Mr. Hao previously served as a director of Broadcom, NetScout Systems, Inc., UGS Corp., Network General Corporation and Certance Holdings, which was acquired by Quantum Corporation and formerly a division of Seagate Technology. Mr. Hao holds an A.B. degree in Economics from Harvard College.

We believe that Mr. Hao’s substantial experience as an investor in, and advisor to, technology companies and his service on the boards and board committees of technology companies make him well qualified for service as a director.

Bryan Ingram, age 54, has served as a director since October 2018. Mr. Ingram has been Senior Vice President and General Manager of the Broadcom Wireless Semiconductor Division (WSD) from November 2015 to present and from 2007 to March 2013. He oversees development, production, and marketing of RF components used in handsets and other communications devices. Mr. Ingram served as Chief Operating Officer of Avago Technologies from April 2013 until October 2015. In this role, he led the legacy Avago business units and operations. From 2005 to 2007, Mr. Ingram was Vice President of WSD. Prior to the founding of Avago from the Agilent Semiconductor Products Group (SPG) in 2005, Mr. Ingram was Vice President and General Manager of the SPG Wireless Semiconductor Division. From 1986 to 1999 Mr. Ingram held various management positions at Hewlett Packard and Westinghouse. Mr. Ingram holds a Bachelor of Science in Electrical Engineering from the University of Illinois and a Master of Science in Electrical Engineering from Johns Hopkins University.

We believe that Mr. Ingram’s substantial experience as an executive at public companies in the technology sector, as well as his background in operations, business development and marketing make him well qualified for service as a director.

Paul Mercadante, age 58, has served as a director since August 2011. He joined Silver Lake in 2007, and serves as a Managing Director of Silver Lake Sumeru. Mr. Mercadante has also served as a Managing Director of Sumeru Equity Partners, a middle-market private equity firm, since 2014. Previously, Mr. Mercadante was Operating Partner at Shah Capital Partners from 2004 to 2006. Prior to that, from 2002 to 2004, Mr. Mercadante was President of Force Computers, an embedded computing business owned by Solectron, which subsequently was acquired by Motorola, Inc. Prior to Force Computers, Mr. Mercadante was Vice President of Strategic Planning for the Technology Solutions Business Unit of Solectron and Vice President and Product Line Manager of SMART Modular. Mr. Mercadante currently serves on the boards of directors of a number of private technology companies. In addition, Mr. Mercadante previously served on the board of directors of Spansion, Inc. Mr. Mercadante holds a B.A. degree in Economics from the State University of New York.

We believe that Mr. Mercadante’s substantial experience in private equity and finance, his technology background and his service on the boards and board committees of technology companies make him well qualified for service as a director.

Corporate Governance and Board Matters

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and our Code of Business Conduct and Ethics, described below, can be found in the Governance section of the Investors section of our website at www.smartm.com. Information on our website is not incorporated by reference in this Proxy Statement. Alternatively, you can request a copy of any of these documents free of charge by writing to: Bruce Goldberg, Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary, c/o SMART Modular Technologies, Inc., 39870 Eureka Drive, Newark, CA 94560. Information on our website is not incorporated by reference in this Proxy Statement.

Board Composition

Our Board currently consists of nine members. In accordance with our Articles of Association, our Board is divided into three classes with staggered terms. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The number of directors may be changed by the affirmative vote of a majority of the directors or, at any time when Silver Lake collectively owns at least 40% of our outstanding ordinary shares, by the affirmative vote of a majority of our outstanding ordinary shares.

Our directors are divided among the three classes as follows:

•	Class I directors consist of Iain MacKenzie, Sandeep Nayyar and Mukesh Patel, whose terms expire at the 2021 Annual Meeting;

•	Class II directors consist of Randy Furr, Ajay Shah and Jason White, whose terms expire at the 2019 Annual Meeting; and

•	Class III directors consist of Bryan Ingram, Kenneth Hao and Paul Mercadante, whose terms expire at the 2020 annual meeting of shareholders.

Independence of the Board of Directors

The Board has determined that, of all of the nominees and continuing directors, only Mr. Furr, Mr. Nayyar, Mr. Patel and Mr. Ingram are independent directors. We define “independent directors” pursuant to the rules of the SEC and the NASDAQ. To be considered independent, a director cannot be an officer or employee of our Company or its subsidiaries, and cannot have a relationship with our Company or its subsidiaries that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making the “independence” determination, our Board considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our Board consults with our Company’s legal counsel to ensure that its determinations are consistent with all relevant laws, rules and regulations regarding the definition of “independent director,” including applicable securities laws and the rules of the SEC and NASDAQ. There are no family relationships between any director and any of our executive officers.

Board Leadership Structure

On November 7, 2017, we announced that Mr. MacKenzie decided to transition to a revised role during the 2018 calendar year. At the same time, Ajay Shah, then Chairman of the Board, increased his responsibilities and assumed the role of Executive Chairman assisting us to further develop and execute our strategic initiatives. Members of the Board began a search for a new Chief Executive Officer and in March 2018, we announced that Mr. Shah became Co-Chief Executive Officer with Mr. MacKenzie for a transition period. In June 2018 Mr. MacKenzie resigned as President and Co-Chief Executive Officer and Mr. Shah became President and sole Chief Executive Officer. Following this transition Mr. MacKenzie has remained a member of our Board.

The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer in any manner that it determines to be in the best interests of the Company at any point in time. Currently Mr. Shah serves as our Chairman, President and Chief Executive Officer. The Board reviews its leadership structure periodically, but believes its current structure provides effective leadership.

Role of the Board in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. A list of risk factors associated with our business can be found in our Annual Report on Form 10-K for our fiscal year ended August 31, 2018. One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board believes that its current leadership structure facilitates its risk oversight responsibilities. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. For example, the Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. The Audit Committee monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function and our system of internal controls. The NCG Committee monitors the effectiveness of our corporate governance guidelines and policies. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Company’s Chief Legal Officer and Chief Financial Officer coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended August 31, 2018, the Board held 7 meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he served held during the period for which he was a director or committee member. The Company’s directors are encouraged to attend our annual meetings of shareholders, but we do not currently have a policy relating to director attendance. All of the then members of our Board attended our previous annual meeting of shareholders, either in-person or via teleconference.

The independent and non-executive members of our Board meet regularly in executive sessions outside of the presence of management. The independent and non-employee directors met regularly prior to, and/or after, regularly scheduled meetings of the Board during fiscal year 2018. The independent and non-executive directors also conducted telephonic meetings and/or updates during fiscal year 2018.

Information Regarding Committees of the Board of Directors

The Board has a number of committees that perform certain functions for the Board. The current committees of the Board are the Audit Committee, the Compensation Committee and the NCG Committee. Below is a description of each of these committees. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

We refer to members of our Board of Directors who were nominated by Silver Lake as the Silver Lake Directors. Pursuant to the Sponsor Shareholder Agreement, for so long as Silver Lake has the right to nominate an individual for membership on our Board of Directors, Silver Lake is entitled to have their nominee, if elected, serve as a member of each of the committees of the Board; however, if we establish a committee to consider a proposed transaction between Silver Lake and us, then such Board committee may exclude from participation such Silver Lake Director nominated by the Silver Lake entity which transaction is being considered by such committee. See “Certain Relationships and Related Party Transactions—Sponsor Shareholder Agreement” elsewhere in this Proxy Statement.

The following table sets forth information on the committee membership of our directors:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Randy Furr (1)	X	Chair	X
Kenneth Hao	—	—	—
Bryan Ingram (1)	—	X	—
Iain MacKenzie	—	—	—
Paul Mercadante	—	—	—
Sandeep Nayyar (1)	Chair	—	X
Mukesh Patel (1)	X	X	—
Ajay Shah	—	—	—
Jason White	—	—	Chair

(1)	As noted in “Independence of the Board of Directors,” we consider Messrs. Furr, Ingram, Nayyar and Patel to be independent directors.

Audit Committee

The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Exchange Act. The Audit Committee was established by the Board to assist the Board in its oversight of the integrity of our financial statements and internal controls, the design, implementation and performance of our internal audit function, and our compliance with legal and regulatory requirements. In addition, the Audit Committee assists the Board in its oversight of the qualification, independence and performance of our independent registered public accounting firm and recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Messrs. Furr, Patel and Nayyar (Chair). In fiscal 2018, the Audit Committee held 7 meetings. The Audit Committee is governed by a written charter, which can be found in the Governance section of the Investors section of our website at www.smartm.com. Information on our website is not incorporated by reference in this Proxy Statement. The Audit Committee has the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.

The Audit Committee’s charter provides for periodic self-evaluation. The Audit Committee also reviews and assesses the adequacy of its charter at least annually, and recommends any proposed changes to the Board for its consideration.

The Board has determined that Mr. Furr, Mr. Nayyar and Mr. Patel all satisfy the “independence” requirements of NASDAQ and the Exchange Act. The Company has completed the phase-in of the independence requirements of the NASDAQ corporate governance rules, which require a fully independent Audit Committee within one year of listing. The Board has determined that all members are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of the Company.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2018, the Audit Committee met and held discussions with management and Deloitte & Touche LLP (Deloitte), the Company’s independent registered public accounting firm. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended August 31, 2018, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with Deloitte. In addition, the Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company and its management. The Audit Committee has also concluded that the provision of the non-audit services to the Company in fiscal year 2018 was compatible with Deloitte’s independence. Based on the foregoing, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018, for filing with the SEC. The Audit Committee and the Board have also recommended the selection of Deloitte as the Company’s independent registered public accounting firm for the year ending August 30, 2019.

The material in this report is not deemed “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference into any filing of SMART under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Sandeep Nayyar, Chair
Randy W. Furr
Mukesh Patel

Compensation Committee

The Compensation Committee acts on behalf of the Board to oversee the Company’s director and executive compensation and benefits policies, evaluate executive officer performance and compensation and review the Company’s management succession plan. Among other things, the Compensation Committee is responsible for:

•	reviewing and approving, or recommending to the Board to approve, the compensation for our senior executives;

•	reviewing and approving the compensation for independent directors;

•	reviewing and evaluating our executive compensation and benefits policies generally;

•	reporting to our Board periodically;

•	evaluating its own performance and reporting to our Board on such evaluation;

•	periodically reviewing and assessing the adequacy of the Compensation Committee charter and recommending any proposed changes to our Board; and

•	such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.

The Compensation Committee is currently composed of three directors: Messrs. Patel, Ingram and Mr. Furr, who became Chair of the Compensation Committee on March 19, 2018. The Board has availed the Company of certain exemptions afforded to controlled companies under NASDAQ corporate governance rules, which during fiscal 2018 exempted us from the requirement that we have a compensation committee composed entirely of independent directors. The Company has also completed the phase-in of the independence requirements of the NASDAQ corporate governance rules, which require a fully independent Compensation Committee within 90 days of the Company losing its status as a controlled company in April 2018. During fiscal 2018, the Compensation Committee held five meetings.

The Compensation Committee is governed by a written charter, which was adopted by the Board in May 2017. The Compensation Committee charter can be found under Documents in the Governance section of the Investors section of our website at www.smartm.com. Information on our website is not incorporated by reference in this Proxy Statement. The Compensation Committee charter grants the Compensation Committee sole authority to retain or obtain the advice of a compensation consultant, legal counsel or other adviser, including the authority to approve the consultant’s reasonable compensation. The Compensation Committee may select such advisers, or receive advice from any other adviser, only after taking into consideration all factors relevant to that person’s independence from management, including those independence factors enumerated by NASDAQ.

Consideration and Determination of Our Compensation Programs for Executives and Directors

The Compensation Committee is responsible for overseeing our compensation programs for executive officers and directors and all related policies and practices. Our Compensation Committee, which reports to our Board of Directors, meets at least quarterly during the year and retains a compensation consultant (described below under “Role of the Compensation Consultant”) to provide support to the Committee, including an annual review and assessment of our compensation programs for executive officers and directors. The annual compensation review includes a determination of the companies to be considered in our peer group, and a review of external market compensation comparisons relative to our peer companies and other comparable companies, including executive base salaries, cash incentives and long-term equity awards, as well as fees and equity awards for directors. The Compensation Committee reviews and determines whether and to what extent to approve all final recommendations from management regarding all forms of compensation for the Named Executive Officers (other than the CEO). The Compensation Committee also evaluates the performance of the CEO, reviews all forms of compensation paid to the CEO and makes recommendations to the Board of Directors for its consideration and approval.

Role of Management

In carrying out its responsibilities, the Compensation Committee asks the CEO and the Chief Operating and Financial Officer to provide information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee believes it is important to consider the CEO’s input, particularly his evaluation of individual performance as well as the expected contribution and future potential of the other Named Executive Officers, because of his daily interaction with them. The CEO may recommend changes in base salaries, target cash incentives, and annual equity awards for executive officers (other than himself), and assists the Compensation Committee in assessing the individual performance of each executive officer for purposes of determining amounts to be paid under our semi-annual bonuses. The CEO’s role in determining the compensation of executive officers is advisory only and the Compensation Committee (or the Board, on the recommendation of the Compensation Committee) provides final approval of all compensation matters for Named Executive Officers. The CEO also recommends the annual operating plan, or AOP, to the Board of Directors for approval, which includes corporate and division performance objectives and financial goals for the fiscal year.

The CEO also reviews the compensation data gathered from compensation surveys to make his recommendations to the Compensation Committee on base salary, annual cash incentive target amounts, and equity awards for each Named Executive Officer other than himself. Our Executive Vice President, Chief Operating and Financial Officer assists the CEO in reviewing the performance of our Named Executive Officers as well as market compensation data to help determine the compensation recommendations that the CEO will make.

Role of the Compensation Consultant

During fiscal year 2018, the Compensation Committee retained Compensia, Inc. as its outside, independent compensation consultant. Compensia reports directly to and is accountable to the Compensation Committee. Compensia has been engaged to provide advice, information and recommendations relating to compensation of our executive officers and directors, including base salary, cash incentive and equity incentive levels and program structures, as well as other retention incentives, and how this compensation compares to compensation for executive officers and directors of members of SMART’s peer group and comparably-sized technology companies. In addition, Compensia assists the Compensation Committee with the development of a peer group and the design and refinement of SMART’s compensation philosophy. Compensia also advises the Compensation Committee regarding compensation disclosures, share ownership guidelines, shareholder proposals, and trends and best practices in executive and director pay.

In the course of its work, Compensia interacts with management to understand existing Company programs and policies, collects current pay program data, reviews competitive compensation data, obtains feedback on industry trends and best practices, and provides input on the Compensation Discussion and Analysis disclosure in our proxies. Compensia does not provide, and has not been retained to provide, any services to SMART outside of the work assigned by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

In fiscal year 2018, Messrs. Patel, Furr and Shah all served as members of our Compensation Committee. Mr. Shah ceased to be a member of the Compensation Committee on March 19, 2018, the day of the first meeting of our Compensation Committee after Mr. Shah was appointed as our Chief Executive Officer.

Mr. Shah and Mr. Patel were officers of the Company at times prior to our fiscal year 2018. Mr. Shah and Mr. Patel co-founded SMART Modular in 1988. Mr. Shah served as our Chief Executive Officer from 1988 through SMART Modular’s initial public offering in 1995 and until 1999, when the Company was acquired by Solectron. Mr. Patel served as a director and in various management and executive roles from 1988 until SMART Modular’s acquisition by Solectron in 1999.

None of our executive officers currently serves, or served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The NCG Committee is generally responsible for identifying qualified Board candidates, recommending director nominees and appointments to Board committees, evaluating Board performance, reviewing management succession planning and overseeing the Company’s Corporate Governance Guidelines. To that end, the NCG Committee is responsible for, without limitation:

•	reviewing qualifications of candidates for membership on our Board, and identifying and recommending to the Board qualified individuals for membership on the Board and its committees;

•	evaluating, at least once every other year starting in fiscal 2019, the performance of the directors as well as the committee’s own performance and reporting to the Board on such evaluation;

•	reviewing the adequacy of the composition of the Board and its committees;

•	overseeing compliance with the Corporate Governance Guidelines and the Code of Business Conduct and Ethics and reporting on such compliance to the Board; and

•	reviewing and assessing periodically the adequacy of its charter and recommending any proposed changes to the Board for approval.

The NCG Committee is composed of three directors, Messrs. Furr, Nayyar and White (Chair). The NCG Committee held four meetings during fiscal 2018. The Board determined that only Messrs. Furr and Nayyar are independent within the meaning of the NASDAQ rules. The Board has availed the Company of certain exemptions afforded to controlled companies under NASDAQ corporate governance rules, which during fiscal 2018 exempted us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors. The Company has also complied with the phase-in of the independence requirements of the NASDAQ corporate governance rules, which require a majority independent NCG Committee within 90 days of losing its status as a controlled company in April 2018.

The NCG Committee is governed by a written charter. The NCG Committee charter can be found in the Governance section of the Investors section of our website at www.smartm.com. Information on our website is not incorporated by reference in this Proxy Statement. The NCG Committee charter complies with the guidelines established by the NASDAQ. Information on our website is not incorporated by reference in this Proxy Statement.

The charter of the NCG Committee grants the NCG Committee authority to retain and terminate any advisers, including search firms to identify director candidates, including sole authority to approve all such advisers’ fees and other retention terms. In selecting candidates for recommendation to the Board, the NCG Committee considers the long-term interests of the shareholders, the needs of the Company and the appropriate skills, characteristics and experience of the candidates which includes multiple factors, such as: independence; understanding of and experience in semiconductor and electronic equipment manufacturing and supply chain; understanding of technology, operations, finance and marketing; understanding and experience in government business and international markets; and gender and ethnic diversity. The Company is committed to actively seeking women and minority candidates for the pool from which candidates will be selected.

The NCG Committee’s charter provides for a self-evaluation at least once every other year starting in fiscal 2019. The NCG Committee also periodically reviews and assesses the adequacy of its charter and recommends any proposed changes to the Board for approval.

Shareholder Communications with the Board of Directors

Our relationship with our shareholders is an important part of our corporate governance program. Engaging with our shareholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our shareholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with shareholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

As set forth in our Corporate Governance Guidelines, unless otherwise indicated in such Guidelines or the Company’s policies, all requests for communications with individual directors or the Board by shareholders shall initially be made to our Secretary.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to all employees and directors. A copy of our Code of Business Conduct and Ethics is available in the Governance section of the Investors section of our website at www.smartm.com. Information on our website is not incorporated by reference in this Proxy Statement. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of our Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website in accordance with the requirements of Item 5.05 of Form 8-K.

Director Equity Ownership Guidelines

As stated in the Corporate Governance Guidelines, the Board believes that directors should hold meaningful equity ownership positions in the Company. The NCG Committee may recommend to the Board specific director ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

Under our insider trading policy, all of our executive officers and directors are prohibited from engaging in short-sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in SMART shares and from pledging SMART shares in any circumstance, including by purchasing SMART shares on margin or holding SMART shares in a margin account.

Director Compensation

In September 2017, our Board of Directors approved the following policy for compensation of our independent directors starting in fiscal 2018:

•	Annual cash retainers, paid quarterly and with no separate meeting fees:

Board
Member	—	$60,000

Committee	Chair	Member
Audit	$20,000	$10,000
Compensation	$15,000	$7,500
Nominating & Corporate Governance	$10,000	$5,000

•	Annual equity grants: On the first Friday following the date of the annual shareholder meeting, each independent director who has served on the Board of Directors for at least 12 months will receive RSUs with a grant date value of approximately $120,000, vesting in full on the first anniversary (or, if earlier, on the date of the next annual shareholder meeting at which the director’s term would expire).

•	Initial equity grants: Upon first becoming appointed to the board, each new independent director will receive an RSU grant the size of which shall be determined as follows (rounded down to the next full share): ($10,000 per month for the number of months from the first day of the calendar month of appointment to the Board, through and including January 31st of the second January after appointment occurs) divided by (the closing price of the Company’s ordinary shares at the close of trading on the last trading day immediately prior to the date of grant) for his or her first, partial fiscal year of service, pro-rated to reflect the period of service during that year, and his or her second fiscal year of service. These initial equity grants vest in part on the first anniversary of the grant, with the remainder vesting in the second January after the appointment.

We do not provide separate compensation for service on our Board of Directors to directors who also serve as employees and officers of the Company, or to directors who have been nominated by Silver Lake.

On September 18, 2017, the Board appointed Randy Furr to the Board and the Audit Committee. Mr. Furr received a grant of RSUs with a grant date value of approximately $170,000, with a portion vesting on the first anniversary of the grant and the remainder vesting in January 2019. On October 2, 2018, the Board appointed Bryan Ingram to the Board and the Compensation Committee. Mr. Ingram received a grant of RSUs with a grant date value of approximately $160,000, with a portion vesting on the first anniversary of the grant and the remainder vesting in January 2020.

The following table shows the compensation of our non-employee directors for fiscal 2018. Our only employee directors during portions of fiscal 2018, Messrs. Shah and MacKenzie, did not receive separate compensation for their service as directors. Mr. Ingram is not included in the table because he was appointed after the end of fiscal 2018. We also provide reimbursement for expenses.

Director Compensation Table for Fiscal 2018

Name	Fees Earned or Paid in Cash ($)	Share Awards($) (3)(4)	Total ($)
James Davidson (1)(2)	—	—	—
Randy Furr	77,500	171,874	249,374
Kenneth Hao (2)	—	—	—
Paul Mercadante (2)	—	—	—
Sandeep Nayyar	85,000	123,525	208,525
Mukesh Patel	77,500	123,525	201,025
Jason White (2)	—	—	—

(1)	Mr. Davidson resigned as a member of our Board of Directors on January 19, 2018.

(2)	Messrs. Davidson, Hao, Mercadante and White were nominated to our Board of Directors by Silver Lake and, accordingly, are not compensated by the Company for their service on our Board.

(3)	Amount represents the grant date fair value of RSUs in the amounts of 7,816, 3,221 and 3,221 shares granted to Messrs. Furr, Nayyar and Patel during fiscal 2018, as calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. See Note 9(a) to the consolidated financial statements included in our Form 10-K for the fiscal year ended August 31, 2018 for the assumptions used in calculating these amounts.

(4)	As of August 31, 2018, Messrs. Furr, Nayyar and Patel held 7,816, 7,383 and 3,221 unvested RSUs respectively, and no other non-employee directors held any equity awards.

Proposal No. 2: Ratification of the Selection of the Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

The Board has selected and approved of Deloitte & Touche LLP (Deloitte) as the Company’s independent registered public accounting firm for the fiscal year ending in August 2019. Deloitte has served as our independent registered public accounting firm since 2014. Representatives of Deloitte plan to attend the Annual Meeting and will be available to answer appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.

Neither our Articles of Association nor other governing documents or law require shareholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm, however, the Board is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its shareholders.

Independent Registered Public Accounting Firm

The following is a summary of the fees and services provided by Deloitte to the Company for fiscal years 2018 and 2017:

	Fiscal Year
Description of Services Provided by Deloitte	2018	2017
Audit Fees (1)	$4,283,721	$2,157,465
Audit Related Fees (2)	$150,000	$—
Tax Fees (3)	$198,812	$173,021
All Other Fees (4)	$3,790	$4,575
TOTAL	$4,636,323	$2,335,061

(1)	Audit fees for Deloitte for fiscal 2018 and 2017 were for professional services rendered for the audits of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Fees for the fiscal year ended August 31, 2018, included $1.2 million billed in connection with the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and $0.8 million in connection with the audit procedures relating to the inclusion in our consolidated audited financial statements of Penguin Computing, Inc. (Penguin Computing, or Penguin) acquired in June 2018.

(2)	Includes due diligence fees associated with our acquisition of Penguin Computing.

(3)	Includes fees for tax compliance, tax advice, and tax planning services. These services include assistance regarding federal, state and international tax compliance, tax return review, tax audits and miscellaneous consulting services.

(4)	Includes fees for professional services other than the services reported above. These services include permissible business advisory and consulting services, such as training seminars and subscriptions to an accounting regulatory database.

The Audit Committee or delegate thereof pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis. All of the services provided by Deloitte in fiscal 2018 and 2017, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.

Proposal No. 3:  Frequency of Advisory Vote on the Compensation of the Company’s Named Executive Officers

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “EVERY ONE YEAR” FOR
PROPOSAL NO. 3.

Background and Purpose of Proposal

The Dodd-Frank Act and Section 14A of the Exchange Act enable the Company’s shareholders to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statements (commonly known as the “Say-on-Frequency” vote). Accordingly, the Company is asking shareholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. For the reasons described below, the Board recommends that the shareholders select a frequency of one year.

After careful consideration of the frequency alternatives, the Board of Directors has determined that an annual advisory vote on executive compensation is the best approach for the Company. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow shareholders to provide direct and timely input on the Company’s compensation philosophy, policies and practices. Additionally, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, its shareholders on executive compensation and corporate governance matters.

The Company will continue to monitor the developments in executive compensation practices and to evaluate the appropriateness and effectiveness of seeking a Say-on-Frequency vote of every year, and the Company may change its recommendation on the desired frequency in the future.

While the Board believes that its recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory (non-binding) basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a plurality of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the shareholders.

Accordingly, the Board is asking shareholders to indicate their preferred voting frequency on the compensation of the Company’s named executive officers by voting for once every one, two or three years or abstaining from voting in response to the resolution below:

“RESOLVED, that the shareholders of the Company advise, by their vote on this resolution, whether the advisory vote with respect to the compensation of the Company’s named executive officers, as set forth in the Company’s proxy statement, should take place every one year, every two years or every three years.”

The Board and the Compensation Committee value the opinions of the shareholders in this matter, and the Board intends to seek advisory approval of the compensation of the Company’s named executive officers in the future at the same frequency as the alternative that receives the most shareholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote.

Proposal No. 4: Approval of an Amendment to the Smart Global Holdings, Inc. Amended and Restated 2017 Share Incentive PlanTO INCREASE THE ORDINARY SHARES AVAILABLE FOR ISSUANCE UNDER THAT PLAN BY 1,500,000

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 4.

Background and Purpose of Proposal

We are asking shareholders to approve an amendment to the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan, which we refer to as the “2017 Share Incentive Plan” or the “Plan,” to increase the ordinary shares available for issuance under the Plan by 1,500,000. Shares introduced to the plan by this amendment will not be available for awards to individuals subject to Section 162(m) of the Internal Revenue Code of 1986 (Code), to the extent that the plan remains exempt from Section 162(m) of the Code as a plan that existed prior to the Company's initial public offering.

The Plan provides for grants of incentive share options (ISOs), nonstatutory share options (NSOs), restricted share awards (RSAs), restricted stock unit awards (RSUs), share appreciation rights (SARs), performance share awards and other forms of equity compensation, as well as cash-based awards, which may be granted to employees, including officers, non-employee directors and consultants. Our Board of Directors adopted the Plan prior to our initial public offering (IPO), and after the IPO, our shareholders approved the Plan, as an amendment and restatement of our prior plan.

Upon our IPO in May 2017, we initially reserved 1,500,000 ordinary shares for future grants under this Plan, plus any shares returned to the Plan as a result of forfeiture or other termination of outstanding awards. The number of shares reserved under the Plan is subject to an automatic annual increase on the first day of each fiscal year for ten years, equal to the lesser of (i) 1,500,000 shares, (ii) 2.5% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares as determined by our Board of Directors or committee. As of August 31, 2018, 251,965 ordinary shares remained reserved for future issuance under the Plan. As of September 1, 2018, pursuant to the evergreen provision of the Plan, the number of ordinary shares reserved for future issuance under the Plan increased by 561,998 to 813,963. As of November 30, 2018 we had only 752,761 ordinary shares available for grant.

The amendment is only intended to reserve an additional 1,500,000 of our ordinary shares for issuance under the Plan. It is not intended to modify the annual increase in ordinary shares reserved for awards under the current terms of the Plan, which will continue through our fiscal year beginning September 1, 2026 unless otherwise modified or terminated by the Board.

We expect to continue to use this Plan, as amended, to provide annual awards to our employees, officers and non-employee directors. The value of these awards will depend on future increases or fluctuations in the trading price of our ordinary shares. The awards will link the compensation paid to our employees, officers and non-employee directors to the value delivered to shareholders through share price appreciation.

Why We Are Asking For Shareholder Approval

In fiscal 2018 we issued equity awards covering 1,818,701 ordinary shares, including:

•	Options covering 900,000 shares to Ajay Shah in lieu of salary and cash incentives in connection with his accepting an offer to become our CEO;

•	Awards covering 297,458 shares to employees of Penguin Computing,. in connection with our acquisition of Penguin in June 2018;

•	Awards covering 149,700 shares to newly hired and promoted employees; and

•	Annual awards covering 40,558 shares to our independent directors, covering 67,729 shares to our Named Executive Officers other than Mr. Shah, and covering 363,256 shares to other officers and employees as part of our general retention awards.

As of November 30, 2018, only 752,761 ordinary shares remain reserved and available for grants under the Plan.

We have yet to determine the number of shares that will be used for annual awards or awards to newly hired or promoted employees under the Plan in fiscal 2019 or future years, but if we were to issue such awards in fiscal 2019 at a rate similar to the rate of comparable awards in fiscal 2018, taking into account the growth of our eligible employees resulting from the acquisition of Penguin Computing, we would expect to consume approximately 870,000 shares in fiscal 2019, more than the ordinary shares currently reserved for fiscal 2019 under the Plan. The annual refresh of up to 2.5% of issued and outstanding shares scheduled for the first day of each fiscal year under the Plan would be expected to provide us with approximately 560,000 additional shares for each fiscal year after fiscal 2019 for the remaining the term of the Plan. In order to maintain our fiscal 2018 rate of annual, new hire and promotion awards (adjusted for the Penguin acquisition) for those years, we would require an additional 310,000 shares per year. Accordingly, a reservation of 1,500,000 additional shares as provided for in the amendment could allow us to continue awards at the adjusted rate for the next four years. The additional shares could also serve to provide us with flexibility to address further acquisitions or other growth, if any should occur in the future.

The Board believes that approving the amendment to the Plan will assist the Company in maintaining the competitiveness of our compensation programs for our employees, officers and non-employee directors, and provide the Company with flexibility in its efforts to attract and retain talented employees and independent directors, and to incentivize individuals who may become employees through acquisitions if any occur in the future.

Shareholder approval of the amendment to the Plan will not affect share options or RSUs currently outstanding to our employees, officers or directors.

If our shareholders approve the amendment to the Plan, then an additional 1,500,000 of our ordinary shares will be reserved for future awards under the Plan. If our shareholders do not approve the amendment to the Plan, the amendment will be treated as void and of no effect and we will continue to grant awards pursuant to the Plan in its current form, to the extent that ordinary shares remain or become available to make such awards under the Plan’s current terms.

Summary of Material Features of the Plan

The following is a summary of the Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Plan. Exhibit A to this Proxy Statement contains the text of the amendment to our 2017 Share Incentive Plan. Exhibit A is incorporated by reference into the following plan summary, which is qualified in its entirety by this reference.

Purposes and Eligibility under the Plan

The Plan is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and provide a means by which the eligible recipients may benefit from increases in value of our ordinary shares. The Plan allows for awards to the Company’s employees, directors and consultants, although actual recipients are in the sole discretion of the administrator of the Plan. Under the Company’s current guidelines with respect to equity compensation, as of November 30, 2018, approximately 454 of the Company’s 1,576 employees (including five executive officers), four of its nine directors (all of them independent directors) and none of the Company’s eleven consultants are considered as eligible to receive awards under the Plan. Under the amendment to the Plan that is the subject of this proposal, awards from the newly authorized shares will not be available to our individuals who are disqualified employees under Section 162(m) of the Code, to the extent that the plan remains exempt from Section 162(m) of the Code as a plan that existed prior to the Company's initial public offering.

Pursuant to the terms of the Plan, our Board of Directors, or a committee appointed by our Board, will act as the administrator of the Plan. In the case of awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code to the extent that such qualification remains applicable, such committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code.

Authorized Shares.

As of August 31, 2018, equity awards for 2,413,573 options to purchase ordinary shares were outstanding with a weighted-average exercise price of approximately $28.75 per ordinary share, other awards with respect to 720,012 shares were outstanding, and 251,965 ordinary shares remained available for future grants.

As amended and restated in connection with our IPO in May 2017, the Plan reserved 1,500,000 ordinary shares for future grants, along with any shares that are returned to the Plan as a result of forfeiture or other termination of outstanding awards. Under the terms of the Plan, the number of shares reserved is subject to an annual increase on the first day of each fiscal year for ten years, in an amount equal to the lesser of (i) 1,500,000 shares, (ii) 2.5% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares as determined by our Board of Directors or committee.

As of November 30, 2018, 752,761 ordinary shares remain reserved and available for grant under the Plan.

If our shareholders approve the amendment to the Plan, then an additional 1,500,000 of our ordinary shares will be reserved for awards granted under the Plan on or after February 1, 2019.

Other Limits on Awards.

Subject to the provisions relating to adjustments upon changes in the shares of the ordinary shares, no participant may be granted during any calendar year (i) options and SARs covering more than 2,000,000 ordinary shares, (ii) performance awards denominated in shares covering more than 1,000,000 shares, and (iii) with respect to any performance award or cash-based award denominated by dollar value, $10,000,000 during any calendar year.

In addition, subject to the provisions below relating to adjustments upon changes in the shares of the ordinary shares, during any calendar year, no non-employee director may be granted (i) award(s) (denominated in shares) with a grant date fair value exceeding $750,000 or (ii) award(s) denominated in cash in excess of $750,000.

Performance Goals

For any performance awards intended to be performance-based compensation under Section 162(m) (to the extent the exception for such compensation from Section 162(m) remains in effect), the performance awards shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, as determined in writing by an applicable committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; share price; return on equity; total or relative increases to shareholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin; operating margin or profit margin; completion of acquisitions; business expansion; product diversification; new or expanded market penetration; and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) (to the extent that the exception for performance-based compensation from Section 162(m) is still applicable), the committee may determine that certain adjustments shall apply, in whole or in part, in such manner as determined by the committee, to exclude or include the effect of specified events that occur during a performance period. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years’ results or to a designated comparison group, in each case as specified by the committee. All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period (or, if longer or shorter, within the maximum period allowed for qualified performance based compensation, to the extent still applicable, under Section 162(m) and regulations promulgated thereunder).

Other Material Terms of Awards

Options and SARs granted under the Plan will have exercise or base prices of no less than the fair market value of such shares on the grant date and have a maximum term of ten years. The vesting requirements, as well as any other terms and conditions, of equity and cash awards will be determined by the Board or the committee. Vesting may be time-based or performance-based or a combination.

In the event of any share dividend, share split, reverse share split, reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination, transaction or exchange of shares, or other corporate exchange, or any cash dividend or distribution to shareholders other than ordinary cash dividends or any transaction similar to the foregoing, the Board or the committee shall equitably adjust:

•	the number or kind of shares or securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding awards under the Plan, as well as any individual award limits under the Plan;

•	the exercise price of any option; and/or

•	any other affected terms of such awards.

Upon a change in control, as defined in the Plan, the Board or the committee may cause any outstanding award to be:

•	continued by us;

•	assumed, or substituted with a substantially equivalent award, by the successor company (or its parents or any of its subsidiaries); or

•	canceled in consideration of a cash payment or alternative award equal in value to the consideration to be paid in the change in control transaction, directly or indirectly, to holders of the same number of shares subject to such award (or if no consideration is paid, then the fair market value) over the aggregate exercise price.

In the event of a dissolution or liquidation, then all outstanding awards will terminate immediately prior to such event. The Board or the committee may amend, modify or terminate any award under the Plan; provided that any such amendment, modification or termination that would adversely affect a participant’s rights requires the consent of such participant.

The Plan will terminate in 2027 unless the term is extended or terminated earlier by the Board of Directors.

U.S. Federal Income Tax Information

The information set forth below is only a summary and does not purport to be complete. The information is based upon federal income tax rules in effect as of December 1, 2018 and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a share award or the disposition of shares acquired under an award. The Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income and the recognition of the deductions are subject to the requirement that the amounts constitute an ordinary and necessary business expense for us and are reasonable in amount, the limitation on the deduction of executive compensation under Section 162(m) of the Code and the timely satisfaction of our tax reporting obligations.

Incentive Share Options. Incentive share options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive share options” under Section 422 of the Code. There generally are no federal income tax consequences to the participant or our Company by reason of the grant or exercise of an incentive share option. However, the exercise of an incentive share option may increase the participant’s alternative minimum tax liability, if any. If a participant holds shares acquired through exercise of an incentive share option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such shares will be a long-term capital gain or loss. Generally, if the participant disposes of the shares before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the share’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the share was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, subject to certain requirements and limitations, including the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we may be entitled to a corresponding deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Share Options, Restricted Share Awards, Restricted Share Unit Awards and Share Appreciation Rights. Nonstatutory share options, restricted share awards and RSUs granted under the Plan generally have the following federal income tax consequences: There are no tax consequences to the participant or our Company by reason of the grant. Upon acquisition of a share, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the share’s fair market value on the acquisition date over the purchase price or strike price. However, to the extent the share is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the share. With respect to employees, we are generally required to withhold an amount based on the ordinary income recognized. Subject to certain requirements and limitations, including the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we may be entitled to a corresponding deduction. Upon disposition of the share, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such share plus any amount recognized as ordinary income upon acquisition (or vesting) of the share. Such gain or loss will be long-term or short-term depending on whether the share was held for more than one year.

New Plan Benefits

Because the amount, form and recipients of awards under the Plan are in the discretion of the plan administrator, any actual awards that may be granted in the future to any individual (or any group of individuals) is not determinable. Also see the sections entitled “Corporate Governance and Board Matters—Director Compensation” and “Executive Compensation” for information regarding awards granted to our executive officers and directors during our most recent fiscal year.

Other Information Related to SMART, the Directors and Executive Officers

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Each of our ordinary shares entitles its holder to one vote. The following table presents the beneficial ownership of our shares as of October 19, 2018 for:

•	each of our Named Executive Officers (as defined in our “Compensation Discussion & Analysis” below);

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all ordinary shares that they beneficially own, subject to applicable community property laws.

Ordinary shares subject to options under the SMART Global Holdings Amended and Restated 2017 Share Incentive Plan (the Plan) that are currently exercisable or exercisable within 60 days of October 19, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 22,605,548 ordinary shares outstanding on October 19, 2018.

Unless otherwise indicated, the mailing address of each of the individuals below is c/o SMART Modular Technologies, Inc., 39870 Eureka Drive, Newark, California 94560.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned(1)
5% Shareholders:
Entities affiliated with Silver Lake Partners(2)	6,171,171	27.3%
Entities affiliated with Silver Lake Sumeru(3)	3,085,584	13.6%
Park West Asset Management LLC (4)	1,398,009	6.2%
The Vanguard Group, Inc. (5)	1,667,132	7.4%
Directors and Named Executive Officers:
Ajay Shah(2)(3)(6)	193,132	*
Iain MacKenzie(7)	519,789	2.1%
Jack Pacheco(8)	74,484	*
KiWan Kim(9)	—	*
Alan Marten(10)	173,632	*
Bruce Goldberg(11)	13,583	*
Kenneth Hao(2)	—	—
Paul Mercadante(3)	—	—
Sandeep Nayyar(12)	4,163	*
Mukesh Patel(13)	7,528	*
Jason White(14)	—	—
Randy Furr(15)	5,517	*
Bryan Ingram(16)	—	—
All directors and executive officers as a group (15 persons)(17)	991,828	4.2%

*	Represents beneficial ownership of less than 1%

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Consists of (i) 6,138,094 shares held of record by Silver Lake Partners III Cayman (AIV III), L.P. (“SLP III Cayman”), the general partner of which is Silver Lake Technology Associates III Cayman, L.P. (“SLTA III Cayman”), and (ii) 33,077 shares held of record by Silver Lake Technology Investors III Cayman, L.P. (together with SLP III Cayman and SLTA III Cayman, the “SLP III Cayman Entities”), the general partner of which is SLTA III Cayman. Silver Lake (Offshore) AIV GP III, Ltd. (“SL III Offshore Ltd”) is the general partner of SLTA III Cayman. As such, SL III Offshore Ltd may be deemed to have beneficial ownership of the securities over which any of the SLP III Cayman Entities has voting or dispositive power. SL III Offshore Ltd is controlled by a board of seven directors that acts by majority approval and possesses sole voting and dispositive power with respect to the shares held by the SLP III Cayman Entities. The individual members of such board are Messrs. Ken Hao, Michael Bingle, Greg Mondre, Egon Durban, Joe Osnoss and Andrew Wagner, and Ms. Karen King. Excludes 193,132 shares held of record by Mr. Shah and his affiliated investment vehicles described in footnote (6) below that may be deemed to be beneficially owned by entities affiliated with Silver Lake Partners and Silver Lake Sumeru by virtue of relationships and agreements among such persons. The address for each of the entities referenced above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(3)	Consists of (i) 3,048,465 shares held of record by Silver Lake Sumeru Fund Cayman, L.P. (“SLS Cayman”), the general partner of which is Silver Lake Technology Associates Sumeru Cayman, L.P. (“SLTA Sumeru Cayman”), the general partner of which is SLTA Sumeru (GP) Cayman, L.P. (“SLTA Sumeru GP Cayman”), and (ii) 37,119 shares held of record by Silver Lake Technology Investors Sumeru Cayman, L.P. (together with SLS Cayman, SLTA Sumeru Cayman and SLTA Sumeru GP Cayman, the “SLS Cayman Entities”), the general partner of which is SLTA Sumeru Cayman. Silver Lake Sumeru (Offshore) AIV GP, Ltd. (“SL Sumeru Offshore Ltd”) is the general partner of SLTA Sumeru GP Cayman. As such, SL Sumeru Offshore Ltd may be deemed to have beneficial ownership of the securities over which any of the SLS Cayman Entities has voting or dispositive power. SL Sumeru Offshore Ltd. is controlled by a board of eight directors that acts by majority approval and possesses sole voting and dispositive power with respect to the shares held by the SLS Cayman Entities. The individual members of such board are: Messrs. Ajay Shah, Paul Mercadante, Kyle Ryland, John Brennan, Egon Durban and Andrew Wagner and Mses. Hollie Moore-Haynes and Karen King. Excludes 193,132 shares held of record by Mr. Shah and his affiliated investment vehicles described in footnote (6) below that may be deemed to be beneficially owned by entities affiliated with Silver Lake Partners and Silver Lake Sumeru by virtue of relationships and agreements among such persons. The address for each of the entities referenced above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(4)	The number of shares listed for Park West Asset Management LLC is based on a Schedule 13G/A filed on February 14, 2018. The mailing address of Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939. Consists of (i) 1,246,374 ordinary shares held of record by Park West Investors Master Fund, Limited, a Cayman Islands exempted company and (ii) 151,635 ordinary shares held of record by Park West Partners International, Limited, a Cayman Islands exempted company.

(5)	The number of shares listed for The Vanguard Group, Inc. is based on a Schedule 13F-HR/A filed on November 23, 2018. The mailing address of The Vanguard Group is PO Box 2600, Valley Forge, PA 19482-2600.

(6)	Consists of (i) 74,124 shares of record held by Krishnan-Shah Family Partners, L.P. Fund No. 1, for which Mr. Shah serves as a trustee; (ii) 8,339 shares of record held by Krishnan-Shah Family Partners, L.P. Fund No. 3, for which Mr. Shah serves as a trustee; (iii) 92,182 shares of record held by The Ajay B. Shah and Lata K. Shah 1996 Trust (U/A/D 5/28/1996), for which Mr. Shah serves as a trustee; (iv) 14,305 shares of record held by Krishnan-Shah Family Partners, L.P. Fund No. 4, for which Mr. Shah serves as a trustee; and (v) 4,182 shares held of record by Mr. Shah. The address for Mr. Shah is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(7)	Consists of (i) 279,973 shares of record held by Mr. MacKenzie (ii) 194,816 shares issuable pursuant to outstanding share options which are currently exercisable or exercisable within 60 days of October 19, 2018. and 45,000 shares isuuable pursuant o an outstanding RSU vesting within 60 days of October 19,2018.

(8)	Consists of 11,501 shares of record held by Mr. Pacheco and 62,983 shares issuable pursuant to outstanding share options which are currently exercisable or exercisable within 60 days of October 19, 2018.

(9)	Mr. Kim does not hold any shares of record nor any outstanding share options which are currently exercisable or exercisable within 60 days of October 19, 2018.

(10)	Consists of (i) 87,666 shares of record held by Mr. Marten and (ii) 85,966 shares issuable pursuant to outstanding share options which are currently exercisable or exercisable within 60 days of October 19, 2018.

(11)	Consists of (i) 556 shares of record held by Mr. Goldberg and (ii) 9,423 shares issuable pursuant to outstanding share options which are currently exercisable or exercisable within 60 days of October 19, 2018.

(12)	Consists of 4,163 shares held by the Nayyar Revocable Living trust dated December 9, 2008. The address for Mr. Nayyar is c/o Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, CA 95138.

(13)	Consists of 7,528 shares held of record by Mr. Patel.

(14)	The address for Mr. White is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(15)	Consists of 5,517 shares held by the Furr Revocable Living Trust dated December 28, 2011.

(16)	Mr. Ingram does not hold any shares of record nor any outstanding share options which are currently exercisable or exercisable within 60 days of October 19, 2018.

(17)	Includes 353,188 shares issuable pursuant to outstanding share options which are currently exercisable or exercisable within 60 days of October 19, 2018.

Executive Officers

At the beginning of fiscal 2018, Mr. MacKenzie was our President and Chief Executive Officer. On November 7, 2017, we announced that Mr. MacKenzie decided to transition to a revised role during the 2018 calendar year. In March 2018, we announced that Mr. Shah became Co-Chief Executive Officer for a transition period. In June 2018 Mr. MacKenzie resigned as President and Co-Chief Executive Officer and Mr. Shah became the President and sole Chief Executive Officer. In addition to Messrs. Shah and MacKenzie, our current and former Chief Executive Officer, respectively, the following table sets forth information concerning our other executive officers as of October 19, 2018.

Name	Age	Position with SMART
Jack Pacheco	58	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Alan Marten	59	Senior Vice President, Specialty Memory
KiWan Kim	56	Senior Vice President, Emerging Markets and President, SMART Brazil
Bruce Goldberg	63	Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary
Tom Coull	63	Senior Vice President, Specialty Compute & Storage Solutions, and President & CEO of Penguin Computing, Inc.

Jack Pacheco has served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer since December 2017 and as our Senior Vice President, Chief Operating Officer and Chief Financial Officer since October 2011. Previously, from 2004 to 2008, Mr. Pacheco served as our Chief Financial Officer. Prior to rejoining us, from 2008 to 2011, Mr. Pacheco served as Vice President and Chief Financial Officer of Mirion Technologies, Inc., a provider of radiation detection, measurement, analysis and monitoring products. From 2001 to 2004, Mr. Pacheco served as Chief Financial Officer for Ignis Optics, Inc., an optical components startup acquired by Bookham Technology Inc. He holds an M.B.A. degree from Golden Gate University and a B.S. degree in Business Administration from Washington State University.

Alan Marten has served as our Senior Vice President since October 2007. Previously, he served as Vice President and General Manager of our Memory Business Unit from April 2004 to October 2007 and held an equivalent position when our Company was a business unit within Solectron from 1999 through its divestiture in 2004. Mr. Marten also held the positions of Vice President of Sales and Marketing from 1995 to 1999, and Director of Sales from 1990 to 1994. Prior to that, Mr. Marten served as Director of Product Management, Semiconductor and Memory Products, at Arrow Electronics, Inc. from 1987 to 1989. Mr. Marten began his career at Advanced Micro Devices, Inc. as a financial analyst and product-marketing manager. Mr. Martens holds a B.S. degree in Economics from Santa Clara University.

KiWan Kim has served as our Senior Vice President, Emerging Markets and President, SMART Brazil since January 2010 and is responsible for developing strategies to grow our business in emerging markets. Previously, from December 2000 to December 2009, Mr. Kim served in various positions in our Company, including Vice President of Strategic Planning and Advanced Packaging from November 2006 to December 2009, Vice President and General Manager of our Display Product Group from October 2004 to October 2006 and Vice President of our DRAM Business Unit from December 2000 to September 2004. Mr. Kim began his career at Samsung Electronics, where he spent 13 years in various positions, ultimately serving as Sales Director. Mr. Kim holds a B.B.A. degree from Yonsei University in Seoul, South Korea.

Bruce Goldberg has served as our Vice President, Chief Legal Officer and Chief Compliance Officer since August 2009 and as our Secretary since December 2016. Previously, from 1988 to 2007, Mr. Goldberg served in various legal and executive positions at All American Semiconductor, Inc., ultimately serving as President and Chief Executive Officer from 1997 to 2007. From 2007 to 2008, Mr. Goldberg served as a consultant to a public telecommunications company and, in 2008, as interim General Counsel for VeriFone Systems Inc. Mr. Goldberg holds a Bachelor of Business Administration degree in Finance from the University of Miami School of Business and a J.D. from the University of Miami School of Law.

Tom Coull became a part of SMART Global Holdings as a result of SMART’s acquisition of Penguin Computing in June 2018 and the creation of SMART’s Specialty Compute and Storage Systems, or SCSS, business unit. Mr. Coull joined Penguin Computing in December 2008. At Penguin Computing, Mr. Coull has been responsible for engineering, product development, services business, customer support and the growth of Penguin’s HPC Cloud business. Prior to joining Penguin Computing, Mr. Coull was President and Chief Executive Officer of ModViz, Inc., a high-performance 3D visualization company, from 2003 to 2008. Mr. Coull has over twenty years of senior executive experience at startup and mid-stage public and private technology companies. Mr. Coull holds a Masters of Engineering and a Bachelor of Science from the University of California, Berkeley.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) filings they make.

To the best of our knowledge and based solely on a review of the copies of such reports furnished to us, during the fiscal year ended August 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that one Form 4 to report the granting of new equity awards was filed late for each of Messrs. Kim, Marten and Goldberg.

Report of the Compensation Committee

The following Report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Randy Furr, Chair
Mukesh Patel
Bryan Ingram

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis addresses the following topics with respect to executive officer compensation processes and decisions:

•	Executive Compensation Philosophy and Framework

•	Evaluation of Executive Officer Compensation

For fiscal 2018, the following executive officers named in the “Summary Compensation Table” below are considered to be Named Executive Officers:

•	Ajay Shah, President, Chief Executive Officer and Chairman of the Board

•	Iain MacKenzie, Director and our former President and Chief Executive Officer

•	Jack Pacheco, Executive Vice President, Chief Operating Officer and Chief Financial Officer

•	KiWan Kim, Senior Vice President, Emerging Markets and President, SMART Brazil

•	Alan Marten, Senior Vice President Specialty Memory

•	Bruce Goldberg, Vice President, Chief Legal Officer and Chief Compliance Officer

Management Changes

On November 7, 2017, we announced that Mr. MacKenzie, the Company’s long-time President and CEO, had decided to transition to a revised role during the 2018 calendar year. On March 14, 2018, our Board of Directors announced that Executive Chairman Ajay Shah would assume the role of Chief Executive Officer of the Company. Mr. MacKenzie remained as President and he and Mr. Shah served as Co-CEOs during a transition period that ended June 20, 2018. Mr. Shah is currently our President, sole CEO and Chairman of the Board of SMART Global Holdings. Mr. MacKenzie remains a member of our Board of Directors.

Executive Compensation Philosophy and Framework

Compensation Philosophy

Our executive compensation philosophy is to make our total cash compensation (base salary and target cash incentives) competitive with the companies in our peer group and other comparably-sized technology companies, while offering the opportunity to earn relatively high rewards based on performance, while providing comparatively lower guaranteed compensation levels in the form of base salary. The application of our philosophy to particular aspects of our executive compensation program continues to evolve as a result of our growth and maturation as a public company. Historically, we have paid salaries to our executives that were generally less than salaries paid to executives of comparably-sized public companies. The lower salaries were offset by cash incentives that we felt brought total cash compensation to competitive market levels and equity awards that had the potential to provide significant value if the executives were successful in increasing our stock price over the long-term.

We continue to believe that the opportunity to share in the creation of shareholder value through equity compensation is critical to retaining our executive talent and for providing appropriate incentive to drive Company performance. We believe that shareholder value is a reasonable measure of long-term success, and, therefore, we use equity awards, primarily in the form of time-based stock options and RSUs, as a key component of our executive compensation program. The Compensation Committee believes that a mix of options, which do not have any value unless our share price increases after the date of grant, and RSUs, which provide a more stable compensation opportunity, is effective in supporting our pay-for-performance as well as retention objectives associated with our executive compensation program.

Compensation Objectives

Consistent with our pay-for-performance philosophy, our executive compensation program is designed around four primary objectives:

•	Maintaining modest levels of guaranteed compensation relative to our peer group and comparably-sized companies.

•	Motivating and rewarding executives for performance against our annual operating plan.

•	Aligning shareholder and executive interests by sharing appreciation in shareholder value through equity awards that increase in value as our stock price rises.

•	Improving quality of life and reducing distractions by way of modest health and welfare benefits, including severance protection.

Compensation Mix

As noted above, we generally provide our Named Executive Officers with a mix of compensation elements that emphasizes cash incentives and long-term equity incentives. The primary elements of SMART’s executive officer compensation program in fiscal 2018, for all executive officers other than Mr. Shah, were base salary, semi-annual cash incentives, and time-based stock options and RSUs. These elements are discussed below in greater detail under “Evaluation of Executive Officer Compensation.” We also provided health and welfare benefits to our Named Executive Officers on substantially similar terms and conditions as provided to most of our U.S. employees, and severance under individual arrangements with each Named Executive Officer.

Mr. Shah’s Compensation Mix

As described in more detail under “Fiscal 2018 Chief Executive Officer Compensation” below, Mr. Shah’s compensation mix reflects a unique profile designed to emphasize and reward for exceptional long-term performance. To achieve this objective, Mr. Shah’s compensation as our newly appointed CEO has been delivered almost entirely in the form of stock options, including a significant portion that will not vest unless our stock achieves significant appreciation from the stock price on the date of grant. Mr. Shah receives a nominal base salary and is not eligible for cash incentives. He also receives health and welfare benefits, including severance benefits, on substantially similar terms and conditions as provided to most of our U.S. employees.

The variable nature of our executive compensation program ties significant portions of total compensation to Company and individual performance, through a combination of cash performance incentives and equity compensation. We believe that this performance and equity focus aligns our executive compensation with the performance of individuals and the Company as a whole.

Target Positioning

We do not set compensation based on specific competitive levels, but as discussed earlier, our base salaries have generally fallen at the lower half of the competitive range, while our cash and equity incentives have combined to create a total compensation package that is competitive. Actual pay to Named Executive Officers is determined using the following factors, the first three of which are weighed more heavily:

•	Company and individual performance

•	Scope of the individual’s role

•	Experience

•	Qualifications

•	Competitive compensation data from our peer group and other comparably-sized companies

Comparative Framework

In August 2017, to assess the competitiveness and the levels of our executive compensation program, the Compensation Committee, with the assistance of Compensia, developed a peer group intended to represent companies with technology product manufacturing operations and a similar financial profile to SMART. The peer group was selected using the following criteria:

•	Publicly traded, U.S. headquartered companies

•	Comparable semiconductor, semiconductor equipment, communications equipment, and electronic manufacturing services companies

•	Market capitalization generally targeted between $400 million and $1.8 billion

•	Revenue for the most recent four quarters was generally targeted between $300 million and $1.4 billion

For fiscal 2018, based upon the above criteria, we used the following companies for peer group comparisons:

Alpha & Omega	FormFactor	NeoPhotonics
Black Box	Infinera	OSI Systems
Brooks Automation	IXYS	Photronics
Cohu	Knowles	Rudolph Technologies
CTS	Methode Electronics	Ultra Clean Holdings

When we compared SMART to these companies, SMART was positioned approximately at the sixtieth percentile in terms of annual revenue and below the twenty-fifth percentile in terms of market capitalization.

Individual Performance Reviews

As part of its review of executive compensation, the Compensation Committee reviews how each Named Executive Officer, other than the CEO, performs in the following categories:

•	Strategic Capability: How well does the executive identify and develop relevant business strategies and plans and accomplish objectives?

•	Execution: How well did the executive execute strategies and plans?

•	Leadership: How well does the executive lead and develop the organization and its people?

Although we did not establish specific individual goals for Named Executive Officers or have a quantitative methodology for applying the individual performance review results to the individual compensation amounts during fiscal 2018, the Compensation Committee does consider this review of each Named Executive Officer as important. As such, this subjective review is included as part of its overall executive compensation program.

At least twice per year (prior to awarding bonuses), the CEO assesses each Named Executive Officer’s performance during the applicable semi-annual period, taking into account accomplishments, areas of strength, and opportunities for development. The CEO bases his evaluation on his knowledge of each Named Executive Officer’s performance and the individual’s self-assessment. Recommendations for semi-annual payments under the Company’s cash incentive plan are guided by the CEO’s assessment of the individual’s accomplishments during the applicable period in relation to the criteria listed above, coupled with the Company’s overall performance. The CEO presents his assessment of each Named Executive Officer’s performance to the Compensation Committee. Named Executive Officers do not propose or seek approval of their own compensation or participate in the discussion of their performance with the Compensation Committee. The CEO submits these recommendations to the Compensation Committee and the Compensation Committee has final approval authority.

The CEO’s annual performance review has been conducted by all of the independent Directors of our Board acting as a committee. For the CEO’s review, input is received from the independent Directors as well as the Company’s senior management. The independent Directors meet as a group in an executive session to prepare the review, which is then presented to the CEO. This evaluation, which is also based on the categories above, takes into account several factors. The independent Directors first consider overall Company actual performance relative to targeted Company performance for the fiscal year. They also consider the CEO’s individual contributions to Company performance, including his leadership and stewardship in the attainment of the Company’s actual performance. They then consider these evaluations in conjunction with the input received from the other Directors and executive management to come up with an overall evaluation of the CEO’s performance. This evaluation, along with a review of competitive market practices, has been used by the Board to determine the CEO’s incentive cash payout achieved, to determine his base salary for the following fiscal year, his annual cash incentive target amount for future performance and his equity grants to be awarded.

As described further below, our new CEO, Mr. Shah, does not participate in our cash incentive program and receives only a nominal salary. As a result, the evaluation of Mr. Shah’s performance by the independent Directors of our Board will be used mainly to determine the level of his future equity grants.

Fiscal 2018 Chief Executive Officer Compensation

On March 14, 2018, our Executive Chairman Ajay Shah assumed the role of Co-Chief Executive Officer of the Company and then on June 20, 2018 became President and sole CEO. In connection with his offer of employment, Mr. Shah is to have an employment contract with a three-year term with automatic and successive one-year renewal terms unless terminated by either party 60 days prior to the expiration of the then current term.

As the primary compensation for Mr. Shah’s new role, he was granted equity in the form of stock options to purchase ordinary shares of SMART each with an exercise price of $39.82 per share (the closing trading price of SMART stock on the date of grant). As further detailed below, these options include:

(i)	450,000 options subject only to Mr. Shah’s continued service as CEO or Co-CEO;

(ii)	225,000 options subject to Mr. Shah’s continued service as CEO or Co-CEO and a 50% increase in the per share value of our ordinary shares (as measured by the 30 trading day rolling average closing price of an ordinary share) at any time during the four year period following the grant date; and

(iii)	225,000 options subject to Mr. Shah’s continued service as CEO or Co-CEO and a 100% increase in the per share value of our ordinary shares (as measured by the 30 trading day rolling average closing price of an ordinary share) at any time during the seven year period following the grant date.

Mr. Shah also receives a salary designed to allow Mr. Shah to be exempt as an executive from overtime pay requirements under California law (currently approximately $50,000 per year) and will otherwise receive employee benefits generally consistent with those provided to the Company’s other senior executives.

The compensation program established for Mr. Shah was based on extensive discussion with Mr. Shah and input from the independent members of our Board of Directors and Compensia, the independent compensation consultant for the Compensation Committee. Analysis reviewed by the independent members of the Board and provided by Compensia addressed competitive compensation practices for Chief Executive Officers among companies in our compensation peer group as well as compensation provided to newly hired Chief Executive Officers among other comparable technology companies.

The compensation awarded to Mr. Shah was determined to be competitive with market practice and aligned with our Company’s long-term growth and strategic objectives. The nearly 100% performance-based profile provides strong upside for exceptional performance and limited, if any, actual compensation if our Company fails to deliver growth in shareholder value.

In establishing and evaluating this compensation program for Mr. Shah, our independent directors considered whether any risks arising from this program would be reasonably likely to have a material adverse effect on the Company. They concluded that they would not, but determined to consider the incentives created by Mr. Shah’s current compensation program when considering and approving any additional compensation for Mr. Shah.

Evaluation of Executive Officer Compensation

Elements of Executive Compensation

In fiscal 2018, our executive compensation program was comprised of four primary elements:

•	Base salary

•	Semi-annual cash incentives

•	Long-term equity incentives consisting of stock options and RSUs

•	Health and welfare benefits and limited personal benefits, including severance

As described below, the executive compensation program for Mr. Shah included only a minimum required base salary and did not include cash incentives.

What Each Compensation Element is Designed to Reward and How It Relates to our Objectives

Each element of our compensation program is designed to reward different results as shown below:

Compensation Element	Designed to Reward	Relationship to Compensation Objectives
Base Salary	Experience, knowledge of SMART and the industry, dedication to assigned job, and performance by the executive on behalf of SMART.	Provide a baseline of pay to attract and retain talented executives.
Variable Pay (Cash Incentives)	Success in financial and operational goals. Individual performance. Improvement in specific strategic and operating objectives.	Motivate and reward executives to achieve annual business objectives. Provide competitive pay to attract and retain talented executives.
Long-Term Equity Incentives	Increases in shareholder value.	Align the executives’ interests with long-term shareholder interests. Provide competitive pay to attract and retain talented executives.
Severance Arrangements	Initial and continued employment by the executives including through any transitions relating to a change of control.	Align the executives’ interests with long-term shareholder interests. Provide competitive assurances to attract and retain talented executives including through any change of control transitions.
Benefits and Other Perquisites	Initial and continued employment by the executives.	Provide modest benefits to improve quality of life and reduce distractions from work.

Base Salary

Generally, the Compensation Committee reviews the base salaries of our executives, including the named executive officers, as part of its annual review of our executive compensation program. Historically, our practice had been to hold executive salaries low relative to comparably-sized companies. Other than for Mr. Shah who received only the minimum required base salary for fiscal 2018, the base salaries of individual Named Executive Officers are determined using the following factors, the first three of which are weighed more heavily:

•	Company and individual performance

•	Scope of the individual’s role

•	Experience

•	Qualifications

•	Competitive compensation data from our peer group and other comparably-sized companies

During fiscal 2018, the Board approved a promotion from Senior Vice President, Chief Operating and Financial Officer, to Executive Vice President, Chief Operating and Financial Officer for Mr. Pacheco. In connection with this promotion, the Board approved a new equity award and an increase in base salary from $400,000 per year to $425,000 per year. No other Named Executive Officer received an increase in base salary during fiscal 2018. In October 2018, the Board approved increases in base salary for fiscal 2019 from $300,000 to $320,000 for Messrs. Kim and Marten, and from $265,000 to $285,000 for Mr. Goldberg.

Although there is significant variability in pay across the Named Executive Officers, base salaries were around the fiftieth percentile for Messrs. MacKenzie and Pacheco and below the twenty-fifth percentile for our other Named Executive Officers as compared to the competitive market.

Cash Incentives

SMART’s Named Executive Officers, other than Mr. Shah, are eligible to participate in our cash incentive program, which is designed primarily to reward overall Company performance, but also to encourage individual performance and individual contribution to overall Company performance. For fiscal 2018, performance was measured on two semi-annual periods. The performance targets related to our annual operating plan which is approved by the Board of Directors before the beginning of each fiscal year or as soon as practicable thereafter to establish the Company’s budgets and performance goals for the year.

Named Executive Officers other than Mr. Shah were paid cash incentives in fiscal 2018 in connection with achievement of Non-GAAP Operating Income and Non-GAAP Adjusted EBITDA as well as attainment by the Company of specific goals agreed to as part of the planning process. These executive officers have 50% of their cash incentive tied to Non-GAAP Operating Income, 20% of their cash incentive tied to Non-GAAP Adjusted EBITDA and 30% of their cash incentives tied to the achievement across the Company of goals assigned to various departments and business units.

For purposes of determining cash incentive targets and attainment, and as used in this document, “Non-GAAP Operating Income” is defined as GAAP income from operations excluding stock-based compensation expense, amortization expense, acquisition-related expenses, and other infrequent or unusual items. For purposes of determining cash incentive targets and attainment, and as used in this document, “Non-GAAP Adjusted EBITDA” is defined as GAAP net income plus net interest expense, income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition-related expenses, and other infrequent or unusual items.

The Board believes that Non-GAAP Operating Income and Non-GAAP Adjusted EBITDA are better and more reliable indicators of actual Company performance than the comparable GAAP measures because they are useful in assessing our core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. The performance measurement process and the cash incentive pool for each performance period is calculated based on Company performance relative to the applicable period of the Board-approved annual operating plan.

For fiscal 2018, if we achieved a threshold level of 75% performance against the applicable semi-annual or annual targets, the cash incentive pool would have been funded at 50% of the target amount. For achievement above this threshold level of performance, the cash incentive pool would have been funded, increasing on a sliding scale from 50% to a maximum of 175% of the target funding amount when the performance level achieved ranged from 75% to 150% of the performance target, as an incentive to reward over-achievement and long-term positive performance.

We reduced the overall Company bonus pool for fiscal 2018 to a total of $14.8 million ($7.2 million for the first half and $7.5 million for the second half of the fiscal year), down from $17 million for fiscal 2017. The approved amount of this bonus pool was determined prior to fiscal 2018 based on certain assumptions for the upcoming year as to how many employees the Company would employ throughout the year, including any employees hired during fiscal 2018 who might be eligible to participate in this bonus arrangement.

We set the Non-GAAP Operating Income and Non-GAAP Adjusted EBITDA target performance levels for fiscal 2018 above the actual levels achieved during fiscal 2017. For the first and second semi-annual periods of fiscal 2018, the Non-GAAP Operating Income targets for the Company were $50.3 million and $54.3 million, respectively. For the first and second semi-annual periods of fiscal 2018, the Non-GAAP Adjusted EBITDA targets for the Company were $60.1 million and $63.8 million, respectively.

For fiscal 2018, there were 103 goals assigned to various departments and business units across the Company. Achievement of 82 of these goals would be considered as 100% attainment of goals for the Named Executive Officers.

The individual target cash incentive for each performance period of fiscal 2018 as a percentage of unadjusted base salary was 100% for Mr. MacKenzie, 85% for Mr. Pacheco and 65% for all other Named Executive Officers other than Mr. Shah, who does not participate in this program.

During fiscal 2018, the Company achieved faster than anticipated growth in its overall business with net revenue of $1.3 billion for fiscal 2018, up from $761.3 million in the previous fiscal year, and net income of $119.5 million for fiscal 2018, up from a net loss of $7.8 million in the prior fiscal year. As a result, the Company attained Non-GAAP Operating Income of $83.2 million and $105.6 million for the first and second semi-annual periods of fiscal 2018, respectively, which was 165% and 195%, respectively, of the targeted Non-GAAP Operating Income amounts for such semi-annual periods. Additionally, the Company attained Non-GAAP Adjusted EBITDA of $93.1 million and $102.4 million for the first and second semi-annual periods of fiscal 2018 which was 155% and 160%, respectively, of the targeted Non-GAAP Adjusted EBITDA amounts for such semi-annual periods.

In addition, of the 103 goals assigned to various departments and business units across the Company, 91 goals were achieved for a goal attainment of 110%.

As a result of the performance in fiscal 2018, the cash incentive pool funded at 165% and the maximum of 175% of the target amounts for the Company as a whole for the first semi-annual and second semi-annual periods respectively. While the overall bonus pool was capped at a maximum of 175% of the targeted pool, the actual percentage that an individual employee may receive could exceed 175%. As the number of employees eligible to participate in the bonus payout and the mix of actual bonus target rates and dollar amounts at the time the actual bonus calculations are made always differs from such amounts that are assumed prior to the beginning of the fiscal year when the overall bonus pool amount is approved by the Board, any amounts for which funding was received that exceeds the aggregation of all of the employees individual bonus percentages is distributed over all of the employees eligible for a bonus on a pro-rata basis. In addition, when certain business units or departments achieve a lower percentage of their targets than the Company as a whole, the unfunded portions of the pool for those business units or departments are distributed to all of the business units or departments on a weighted basis related to each business unit or department’s particular attainment percentage.

As a result of the actual Company performance being significantly above the prior year’s performance and the targeted performance goals for fiscal 2018, and the achievement of the corporate management targets being 170% and 184% of target for the first and second semi-annual periods of fiscal 2018 respectively, the individual cash incentive payouts as a percentage of the individual target cash incentives were 238% and 212% for Messrs. MacKenzie, Pacheco and Goldberg, 264% and 248% for Mr. Kim and 238% and 116% for Mr. Marten, for the first semi-annual and second semi-annual periods, respectively. Each participating officer or employee was required to be actively employed on the date the cash incentive was paid to earn the applicable semi-annual or year-end cash incentive.

The table below shows the reconciliation from GAAP to the non-GAAP measures for relevant periods in fiscal 2018 as used to determine the cash incentive attainments for our Named Executive Officers.

Reconciliation of Non-GAAP Operating Income to GAAP Operating Income
(In thousands, except per share data)

	Fiscal year ended August 31, 2018
	First Half 2018	Second Half 2018	Total 2018
GAAP Operating Income	$76,546	$93,675	$170,221
Share-based compensation expense	3,302	7,255	10,557
Amortization of intangible assets	2,506	3,624	6,130
Purchase accounting adjustment	—	631	631
S-1 related costs	813	—	813
Acquisition-related expenses	—	3,435	3,435
Contingent consideration fair value adjustment	—	(3,000)	(3,000)
Non-GAAP Operating Income	$83,167	$105,620	$188,787

Reconciliation of GAAP Net Income to Adjusted EBITDA
(In thousands)

	Fiscal year ended August 31, 2018
	First Half 2018	Second Half 2018	Total 2018
GAAP net income	57,799	61,664	119,463
Share-based compensation expense	3,302	7,255	10,557
Amortization of intangible assets	2,506	3,624	6,130
Interest expense, net	8,829	10,315	19,144
Provision for income tax	9,751	8,564	18,315
Depreciation	10,122	9,930	20,052
S-1 related costs	813	—	813
Purchase accounting adjustment(1)	—	631	631
Acquisition-related expenses(1)	—	3,435	3,435
Contingent consideration fair value adjustment(1)	—	(3,000)	(3,000)
Adjusted EBITDA	93,122	102,418	195,540

(1)	Amounts related to acquisition of Penguin Computing in June 2018

Bonus Program in Brazil

Due to challenging market conditions in Brazil, the Company extended a special bonus program to certain of its officers and key employees in Brazil, with each such bonus awarded based on the overall performance of SMART Brazil. Mr. Kim was granted a bonus of $195,000 under this program for fiscal 2018.

Equity Compensation

In fiscal 2018, we granted either time-based RSUs or time-based stock options to each of our then Named Executive Officers other than Messrs. Shah and MacKenzie.

The time-based RSUs generally vest over approximately four years with the first 25% vesting at approximately the one year anniversary of the date of grant with 1/16 of the original grant amount vesting quarterly thereafter.

The stock options have exercise prices equal to the closing price of our stock on the date of grant; therefore, the options will only have value if our stock price increases over time from the grant date to the date they become exercisable. New hire stock option grants vest 50% on the second anniversary of the date of grant, and 1/48 per month thereafter until fully vested. Annual stock option grants vest 25% on the first anniversary of the date of grant, and 1/48 per month thereafter until fully vested. These vesting schedules are intended to increase the retention value of the option grants.

We believe that time-based RSUs and stock options provide long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated commensurate with SMART’s performance and rewarding executives for creating shareholder value. In determining individual equity awards, we consider many factors, the first two of which are the most important:

•	Organizational criticality of the individual’s role

•	Individual performance

•	Company performance

•	Competitive market practices

•	Unvested equity position

Equity awards granted in fiscal 2018 to our Named Executive Officers included RSU awards granted to Mr. Pacheco in connection with his promotion to Executive Vice President, Chief Operating and Financial Officer; option awards for Messrs. Kim and Goldberg and RSU awards for Mr. Marten as part of a company-wide grant to balance retention incentives for all executives and top management.

No equity award was granted to Mr. MacKenzie during fiscal 2018 in light of his plans to resign in that year.

Upon his appointment as Co-CEO on March 14, 2018, Mr. Shah was granted time-based and performance-based stock options that make up most of the value of his compensation package, pursuant to the terms of his offer letter, described in detail under “Employment and Severance Agreements; Potential Payments upon Termination or Change of Control – Ajay Shah” below.

The magnitude of equity awarded to our Named Executive Officers is generally a function of an evaluation of the factors listed above. In fiscal 2018 and 2017, annual equity awards were reviewed and approved at our regularly scheduled board and committee meetings in the third quarter. Stock options and RSUs granted to Named Executive Officers in fiscal 2018 are listed in the “Grants of Plan-Based Awards” table.

Benefits and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan on substantially the same basis as other employees, except that the Named Executive Officers do not participate in our employee stock purchase plan. We also provide paid holidays to most of our employees, and all of our executive officers, that are generally comparable to those provided at peer companies. For our Named Executive Officers we provide limited additional benefits that include higher life insurance coverage, higher disability insurance coverage, annual physical exams, and reimbursement for financial counseling services.

Executive Life Insurance Benefits

We provide each of our Named Executive Officers with enhanced life insurance coverage. For Messrs. Shah, Pacheco, Kim, Marten and MacKenzie, this coverage is for seven times annual base salary. For Mr. Goldberg, this coverage is for six times annual base salary. In each case the benefit is capped at $2,000,000.

Executive Disability Benefits

We provide each of our Named Executive Officers with enhanced disability benefits, including short-term benefits of 75 – 100% of weekly pay, up to $6,000 a week, for up to 52 weeks and long-term benefits of up to $17,000 a month until age 65.

Post-Employment Benefits

We have entered into agreements to provide severance benefits to certain of the Named Executive Officers in the event of a termination without cause or a resignation for good reason, separate from or in connection with a change of control. The Compensation Committee believes these arrangements help sustain the Named Executive Officers’ continued attention and dedication to each of their respective assigned duties, and thus enables each to focus on the best interests of our shareholders. For additional information about these arrangements with each of the Named Executive Officers, refer to the disclosure under “Employment and Severance Agreements; Potential Payments upon Termination or Change of Control,” below.

Consideration of Shareholder Advisory Vote on Executive Compensation

As we were an emerging growth company under the JOBS Act at the beginning in our fiscal year 2018 and made our initial public offering in May of 2017, we are not required to hold our first non-binding advisory shareholder vote on “say on pay” until our 2020 Annual Meeting of Shareholders. Because we have not held such a vote, our Compensation Committee has yet to take into account the results of such a vote in considering

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limitation on the deductibility of compensation payable in any particular tax year to certain executive officers. Section 162(m) generally provides that publicly-held companies cannot deduct compensation paid to such executive officers to the extent that such compensation exceeds $1 million per officer.

Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” However, the exemption for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017.  Given the uncertain scope of the transition relief and the absence of any rulemaking at this time, the full impact of the new Section 162(m) on the company and its executive compensation practices is not yet known, but we will continue to monitor developments in this regard.

Corporations that have recently become publicly held are generally permitted a transition period before the deduction limit of Section 162(m) becomes applicable to compensation paid in accordance with plans and arrangements that were in effect at the time of their initial public offering, subject to certain exceptions. This transition period may extend until our 2021 Annual Meeting of Stockholders, unless it is terminated earlier under Treasury regulations issued under Section 162(m) or as a result of the amendments to Section 162(m) under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017.

While the Compensation Committee attempts to maximize the deductibility of compensation paid to our named executive officers, the Committee retains the discretion and flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and the interests of our shareholders. Accordingly, from time to time, the Compensation Committee may approve, and our company may pay, compensation to our named executive officers that is not fully deductible under Section 162(m).

Summary Compensation Table

The following table sets forth information concerning the compensation paid during fiscal 2018 to Ajay Shah, our current President and Chief Executive Officer, Iain MacKenzie, our former President and Chief Executive Officer, Jack Pacheco, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, and our three other most highly compensated executive officers, KiWan Kim, our Senior Vice President, Emerging Markets and President, SMART Brazil, during fiscal 2017 and, for the individuals who were also named executive officers for such year, during fiscal 2017 and 2016. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Share Awards ($) (3)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compen-sation ($)(5)	All Other Compen-sation ($)(6)	Total ($)

Ajay Shah	2018	23,665	—	—	16,078,883	—	385	16,102,933
President and Chief Executive Officer

Jack Pacheco	2018	416,346	—	726,000	—	811,364	14,476	1,968,186
Chief Financial Officer and Chief Operating Officer	2017	400,000	—	864,300	—	750,000	14,125	2,028,425
	2016	400,000	—	—	433,397	218,365	14,700	1,066,462

KiWan Kim	2018	300,000	195,000	—	792,712	494,780	15,405	1,797,897
Senior Vice President, Emerging Markets and President, SMART Brazil	2017	262,789	—	322,500	—	446,007	13,755	1,045,050

Alan Marten	2018	300,000	—	439,400	—	343,912	11,000	1,094,912
Senior Vice President, Specialty	2017	300,000	—	—	333,956	293,997	13,408	941,361
Memory	2016	300,000	—	—	613,694	135,000	12,908	1,061,602

Bruce Goldberg	2018	265,000	—	—	351,350	378,530	21,283	1,016,163
Chief Legal Officer and Chief Compliance Offer

Iain MacKenzie	2018	533,000	—	—	—	577,193	379,735	1,489,928
Former President and Chief	2017	533,000	—	1,161,000	—	1,088,132	13,163	2,795,295
Executive Officer	2016	533,000	—	—	1,592,933	391,462	14,824	2,532,219

(1)	Information is included for each of our Named Executive Officers for fiscal 2018, and for the previous two fiscal years if disclosure was previously made for that officer as a Named Executive Officer for the fiscal year in question.

(2)	The amount for Mr. Kim for fiscal 2018 includes a bonus of $195,000 paid to Mr. Kim for fiscal 2018 under a special bonus program for officers and key employees of SMART Brazil.

(3)	Each amount represents the grant date fair value of the option awards or RSUs granted during the applicable fiscal year, as calculated in accordance with ASC Topic 718. The time-based stock options and RSUs are valued using the fair value method and the market-based stock options are valued using a Monte Carlo valuation model. See Note 9(a) to the consolidated financial statements included in our Form 10-K for the fiscal year ended August 31, 2018 for the assumptions used in calculating this amount.

(4)	The figure shown for Mr. Shah for fiscal 2018 includes the value of two market-based options awards granted in fiscal 2018. For accounting purposes, these market-based awards (which are subject to vesting only if the per share price of our ordinary shares increases by 50% for one of the awards, and 100% for the other award) are considered subject to a market condition. As required by SEC regulations, the included amounts for these two awards represent the value of these awards at the grant date based upon the probable outcome of the applicable market conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period. Assuming that no market condition applied to these awards, the total grant date fair value of Mr. Shah’s option awards for fiscal 2018 would be $16,163,640.

(5)	See the “Annual Cash Incentive” section below for a description of these amounts.

(6)	Amounts in this column for 2018 consist of (i) a matching contribution under our 401(k) plan of $385, $11,000, $11,800, $11,000, $10,600 and $11,000 for Messrs. Shah, Pacheco, Kim, Marten, Goldberg and MacKenzie, respectively; (ii) reimbursed financial consulting expenses of $3,476, $1,297, $7,626 and $8,848 for Messrs. Pacheco, Kim, Goldberg and MacKenzie, respectively; (iii) charitable gift matching donations of $2,308 and $3,058 for Messrs. Kim and Goldberg, respectively; and (iv) a payment of $360,000 made to Mr. MacKenzie upon termination of his employment, in recognition of his service as CEO and co-CEO of the Company, of a pro-rated bonus for the second half of our fiscal 2018, calculated based on our actual attainment of performance goals well above target levels.

For fiscal 2018, aggregate cash compensation paid to our Named Executive Officers as a percentage of each individual’s total compensation, represented less than 1% for Mr. Shah, consistent with the emphasis on option awards in his compensation package as discussed under “Fiscal 2018 Chief Executive Officer Compensation” above; approximately 99% for Mr. MacKenzie resulting from a continuation of his salary and cash incentives for the period of fiscal 2018 served in anticipation of his resignation with no grants of long-term equity awards; and approximately 62% for Mr. Pacheco, 55% for Mr. Kim, 59% for Mr. Marten and 63% for Mr. Goldberg.

The following table provides information on non-equity incentive awards for fiscal 2018, and on stock unit awards and stock option awards granted in fiscal 2018, to each of our Named Executive Officers. There can be no assurance that the grant date fair value for each stock and stock option award, as listed in this table will ever be realized. These grant date fair value amounts also are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards — Fiscal 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Target (# of shares) (1)

Ajay Shah	3/14/18 (3)	—	—	—	—	450,000	39.82	8,081,820
	3/14/18 (4)	—	—	225,000	—	—	39.82	3,778,875
	3/14/18 (5)	—	—	225,000	—	—	39.82	4,218,188

Jack Pacheco	(6)	180,625	361,250	—	—	—	—	—
	12/19/17 (7)	—	—	—	24,000	—	—	726,000

KiWan Kim	(6)	97,500	195,000	—	—	—	—	—
	4/18/18 (8)	—	—	—	—	40,000	43.94	792,712

Alan Marten	(6)	97,500	195,000	—	—	—	—	—
	4/18/18 (9)	—	—	—	10,000	—	—	439,400

Bruce Goldberg	(6)	86,125	172,250	—	—	—	—	—
	4/18/18 (8)	—	—	—	—	17,729	43.94	351,350

Iain MacKenzie	(6)	266,500	533,000	—	—	—	—	—

(1)	Each equity award included here was granted under the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan (the Plan).

(2)	Amounts in this column represent the grant date fair value of each option award and RSU, as calculated in accordance with ASC Topic 718. The time-based stock options and RSUs are valued using the fair value method and the market-based stock options are valued using a Monte Carlo valuation model. See Note 9(a) to the consolidated financial statements included in our Form 10-K for the fiscal year ended August 31, 2018 for the assumptions used in calculating these amounts.

(3)	Represents an option to purchase our ordinary shares that vests in four equal tranches on the first four anniversaries of the date of grant.

(4)	Represents an option to purchase our ordinary shares that vests in four equal tranches on the first four anniversaries of the date of grant, subject to the conditions that: (i) the 30 trading day rolling average closing per-share price of our ordinary shares must equal or exceed 150% of the per share exercise price of the option within four years following the grant date, and (ii) Mr. Shah must continue to be employed as our CEO on the date of vesting occurring after the condition in (i) above is first achieved.

(5)	Represents an option to purchase our ordinary shares that vests in four equal tranches on the first four anniversaries of the date of grant, subject to the conditions that: (i) the 30 trading day rolling average closing per-share price of our ordinary shares must equal or exceed 200% of the per share exercise price of the option within seven years following the grant date, and (ii) Mr. Shah must continue to be employed as our CEO on the date of vesting occurring after the condition in (i) above is first achieved.

(6)	Represents an opportunity to earn semi-annual cash incentive awards, based on our attainment of pre-established goals with respect to non-GAAP operating earnings, adjusted EBITDA and certain operational goals across the Company as assigned to certain departments and business units, as described in detail under “Compensation Disclosure & Analysis – Cash Incentives” above.

(7)	Represents an RSU award that is scheduled to vest as to 25% upon continued service through January 5, 2019 and as to 6.25% upon continued service through each three-month anniversary through January 5, 2022.

(8)	Represents an option to purchase our ordinary shares that is scheduled to vest and become exercisable as to 25% of the award upon continued service through April 18, 2019, with the remaining shares vesting in equal amounts monthly upon continued service through April 18, 2022.

(9)	Represents an RSU award that is scheduled to vest as to 25% upon continued service through April 18, 2019 and as to 6.25% upon continued service through each three-month anniversary through April 18, 2022.

Employment and Severance Agreements; Potential Payments upon Termination or Change of Control

We have entered into agreements with our named executive officers, pursuant to which such officers will be eligible for severance and/or change in control benefits under specified conditions. The following summarizes the severance and change in control benefits under these agreements:

Ajay Shah

In March 2018, we entered into an agreement with Mr. Shah regarding an offer of employment as our Chief Executive Officer, following a transition period in which Mr. Shah served as our Executive Chairman and Co-Chief Executive Officer. This agreement provides that Mr. Shah will be provided with an employment contract with an initial three-year term, followed by automatic and successive one-year extensions unless terminated by either party 60 days prior to the expiration of the then current term. The employment contract will not provide for any additional benefits upon a termination of employment other than with respect to the acceleration of equity awards.

Under the terms of his offer letter, Mr. Shah was awarded three option grants at the time he became Co-Chief Executive Officer. These include:

•	A “Time Based Option” to acquire up to 450,000 of our ordinary shares, with an exercise price of $39.82 per share. This award is scheduled to vest in four equal tranches of 25% upon each annual anniversary of the March 14, 2018 grant date, subject to Mr. Shah’s continued employment as CEO through and including the applicable anniversary of this grant date.

•	A “150% Performance Option” to acquire up to 225,000 of our ordinary shares, with an exercise price of $39.82 per share. This award is scheduled to vest in four equal tranches of 25% each upon each annual anniversary of the Grant Date. The shares scheduled to vest upon a given vesting date will vest only if (i) the 30 trading day rolling average closing price of a share equals or exceeds 150% of the per share exercise price of the 150% Performance Option (such 30 trading day average, the “150% Price Target”) on or at some time prior to the vesting date, or (ii) if the 150% Price Target is satisfied after the given vesting date but within four years of the Grant Date, and Mr. Shah continues to be employed as CEO through the next vesting date to follow satisfaction of that goal.

•	A “200% Performance Option” covering 225,000 of our ordinary shares, with an exercise price of $39.82 per share, scheduled to vest in four equal tranches of 25% each upon each annual anniversary of the Grant Date. The shares scheduled to vest upon a given vesting date will vest only if (i) the 30 trading day rolling average closing price of a share equals or exceeds 200% of the per share exercise price of the 200% Performance Option (such 30 trading day average, the “200% Price Target”) on or at some time prior to the vesting date, or (ii) if the 150% Price Target is satisfied after the given vesting date but within four years of the Grant Date, and Mr. Shah continues to be employed as CEO through the next vesting date to follow satisfaction of that goal.

In the event of a termination of Mr. Shah’s employment as CEO without Cause or for death or disability or in the event Mr. Shah resigns his employment with Good Reason (as these terms are defined in the option awards), then Mr. Shah will vest in up to an additional 25% of the initial amount of the shares underlying the option, to the extent still outstanding but unvested. For the 150% Performance Option and the 200% Performance Option this vesting only applies if the applicable goal is met as of the time of termination. In the event that such a termination occurs in connection with a Change in Control (as defined in the option awards) Mr. Shah will be vested in 100% of the outstanding but unvested portion of each such option in the event that the applicable market goal is satisfied (after pro-ration of the goal for the time from the grant date to the termination date).

These terms of acceleration shall not apply in the event Mr. Shah ceases to be CEO or Co-CEO but Mr. Shah agrees to continue as Executive Chairman and remains involved in the day-to-day management of the Company at a level substantially more significant than the Company’s non-employee directors. For each of these options, “in connection with a Change in Control” refers to the period that begins two months before a Change in Control and ends 12 months after a Change in Control.

The following table quantifies the payments and benefits that would have been provided to Mr. Shah under different circumstances in connection with termination of his employment or a change of control, effective as of August 31, 2018, the last day of our most recently completed fiscal year.

		Trigger Event
Name	Payment / Benefit Type	Involuntary termination ($)	Death ($)	Disability ($)	Change in control ($)	Involuntary termination after change in control
Ajay Shah	Option Awards (1)	$0	$0	—	—	$0
	Life Insurance Benefit (2)	—	350,000	—	—	—
	Disability Benefit (3)	—	—	$ 215,332	—	—

(1)	Upon an involuntary termination or termination for death or disability on August 31, 2018, Mr. Shah would have vested in 25% of the Time Based Option, representing options to acquire 112,500 ordinary shares. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Shah would have vested in 100% of the Time Based Option. Pursuant to SEC guidance, the value of these options is disclosed here as $0 because their exercise price of $39.82 is greater than $32.99, the closing price of our ordinary shares on August 31, 2018.

(2)	Represents the life insurance benefit payable to Mr. Shah’s beneficiaries in an amount equal to seven times Mr. Shah’s current salary.

(3)	Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 31, 2018, followed by a monthly long-term disability benefit until the month of Mr. Shah’s 65th birthday.

Iain MacKenzie

In December of 2012, we entered into an employment agreement with Mr. MacKenzie that provided for certain severance payments and benefits, however, as a result of Mr. MacKenzie’s voluntary resignation, the severance payments were no longer applicable at the time of termination of Mr. MacKenzie’s employment. In addition to being entitled to receive a payment in the amount of his accrued and unpaid salary through the effective date of his resignation in accordance with his employment agreement, the Board of Directors, in recognition of his outstanding service, determined to provide Mr. MacKenzie with a separation payment equal to approximately $360,000, which the Board determined represented Mr. MacKenzie’s unpaid bonus under the Company’s non-equity incentive compensation plan for fiscal 2018, pro-rated for his period of service through the Company’s third quarter of fiscal 2018.

The following table quantifies the payments and benefits provided to Mr. MacKenzie upon his actual termination of employment due to his resignation in fiscal 2018.

		Trigger Event
Name	Payment / Benefit Type	Resignation ($)
Iain MacKenzie	Bonus Severance (1)	$360,000

(1)	Represents the amount of a separation payment made to Mr. MacKenzie upon his resignation from employment with the Company, in recognition of the bonus Mr. MacKenzie might have been eligible for if he had remained employed with the Company through the end of fiscal 2018, pro-rated for his actual service during the third quarter of fiscal 2018.

Jack Pacheco

In December 2018, in connection with a promotion, we entered into an amended and restated employment agreement (the Amended Employment Agreement) with Mr. Pacheco that provides for the severance payments and benefits described below. The initial term of Mr. Pacheco’s Amended Employment Agreement is for one year, at which time it automatically renewed for an additional one-year term, and has and will continue to be automatically renewed for successive one-year periods thereafter, unless either party provides written notice of termination no later than 90 days prior to the expiration of the then-current term.

Benefits provided upon involuntary termination. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates within 60 days following termination, if Mr. Pacheco’s employment is terminated by us without cause (as defined in the Amended Employment Agreement), or if Mr. Pacheco terminates employment for good reason (as defined in the Amended Employment Agreement), then in any of these events, we will be obligated to (i) pay an amount equal to 75% of his then current annual base salary; (ii) pay, to the extent a bonus could be earned for the year, the annual bonus for the then current fiscal year pro-rated through the date of termination (based on the Board’s determination of our performance through the date of termination); and (iii) continue to provide for or reimburse health benefit continuation coverage until the earlier of nine months following the date of termination or the date Mr. Pacheco becomes eligible for health benefits with another employer. We are obligated to pay the foregoing benefits in accordance with our regular payroll practices in equal or substantially equal payments over a maximum of 12 months following the execution and non-revocation of Mr. Pacheco’s release of claims against us or any of our affiliates.

Benefits provided upon termination by us without cause, or termination by employee for good reason within one year of the resignation of Mr. MacKenzie. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates within 60 days following termination, if Mr. Pacheco’s employment is terminated by us without cause, or if Mr. Pacheco terminates employment for good reason, and such termination or resignation occurs outside of the Change in Control Protection Period (as defined in the Amended Employment Agreement) but within one (1) year after the date when Iain MacKenzie is no longer the Chief Executive Officer or Co-Chief Executive Officer, then we will be obligated to (i) pay an amount equal to 75% of his then current annual base salary; (ii) pay, to the extent a bonus could be earned for the year, the annual bonus for the then current fiscal year pro-rated through the date of termination (based on the Board’s determination of our performance through the date of termination); (iii) continue to provide for or reimburse health benefit continuation coverage until the earlier of twelve months following the date of termination or the date Mr. Pacheco becomes eligible for health benefits with another employer; and (iv) all unvested equity awards held by Mr. Pacheco that would, but for the termination, vest within one (1) year of the effective date of such termination, (a) shall not expire or terminate until after the expiration of the Release Period (as defined in the Amended Employment Agreement) and (b) shall accelerate and vest if and when the release has become effective and irrevocable; provided, that if the release has not become effective prior to the expiration of the Release Period or the release is revoked, such unvested equity awards shall expire and be immediately terminated. We are obligated to pay the foregoing benefits in accordance with our regular payroll practices in equal or substantially equal payments over a maximum of 12 months following the execution and non-revocation of Mr. Pacheco’s release of claims against us or any of our affiliates.

Benefits provided upon termination by us without cause or termination by employee for good reason related to a change of control. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates, if Mr. Pacheco’s employment is terminated within 12 months following a change in control (as defined in the Amended Employment Agreement) by Mr. Pacheco for good reason or by us without cause, then in lieu of the basic severance above, we will be obligated to: (i) pay an amount equal to 150% of his then current annual base salary plus 150% of the annual bonus paid or payable for the most recently completed fiscal year (in addition to the annual bonus paid or payable for the most recently completed fiscal year), (ii) pay any annual bonus for the current fiscal year pro-rated through the date of termination (based on the Board’s determination of our performance through the date of termination), (iii) continue to provide for or reimburse health benefit continuation coverage until the earlier of 18 months following the date of termination or the date Mr. Pacheco becomes eligible for health benefits with another employer and (iv) accelerate the vesting of 100% of Mr. Pacheco’s unvested and outstanding equity awards. We are obligated to pay the foregoing benefits in accordance with our regular payroll practices in equal or substantially equal payments over a maximum of 12 months following the execution and non-revocation of Mr. Pacheco’s release of claims against us or any of our affiliates.

The following table quantifies the payments and benefits that would have been provided to Mr. Pacheco under different circumstances in connection with termination of his employment or a change of control, effective as of August 31, 2018, the last day of our most recently completed fiscal year.

		Trigger Event
Name	Payment / Benefit Type	Involuntary termination ($)	Death ($)	Disability ($)	Change in control ($)	Involuntary termination after change in control
Jack Pacheco	Severance (1)	$1,130,114	—	—	—	$2,665,910
	Equity Awards (2)	979,482	—	—	—	2,661,361
	Continued Health Coverage (3)	11,424	—	—	—	17,136
	Life Insurance Benefit (4)	—	2,000,000	—	—	—
	Disability Benefit (5)	—	—	1,529,212	—	—

(1)	Upon an involuntary termination on August 31, 2018, Mr. Pacheco would have received severance benefits including (a) 75% of his base salary and (b) his bonus for the fiscal year, prorated for his service during that year. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Pacheco would have received severance benefits including (c) 150% of his base salary; (d) 150% of the annual bonus paid or payable for the most recently completed fiscal year and (e) his bonus for the fiscal year, prorated for his service during that year. These estimates are based on service through the end of the fiscal year, so the bonus for the fiscal year is not pro-rated.

(2)	Upon an involuntary termination on August 31, 2018, Mr. Pacheco would have vested in all unvested equity awards that would, but for the termination, vest within one (1) year of his termination date. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Pacheco would have vested in 100% of his outstanding unvested equity awards. Pursuant to SEC guidance, the value of any accelerated vesting of Mr. Pacheco’s equity awards has been estimated using a price of $32.99 per share, the closing price of our ordinary shares on August 31, 2018.

(3)	Upon an involuntary termination on August 31, 2018, Mr. Pacheco would have received continued health coverage for up to twelve (12) months following his termination. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Pacheco would have received continued health coverage for up to eighteen (18) months following his termination.

(4)	Represents a life insurance benefit payable to Mr. Pacheco’s beneficiaries with a face value of seven times his base salary as in effect on August 31, 2018, with a maximum benefit of $2,000,000.

(5)	Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 31, 2018, followed by a monthly long-term disability benefit until the month of Mr. Pacheco’s 65th birthday.

KiWan Kim

We have entered into a severance and change of control agreement with Mr. Kim providing for the severance and change in control benefits set forth below. The initial term of the agreement ended on December 10, 2015, at which time it automatically renewed for an additional one-year term, and has and will continue to be automatically renewed for successive one-year periods thereafter, unless we give written notice of termination at least 30 days prior to the expiration of the then-current term; provided that we may not give such notice if a change of control (as defined in Mr. Kim’s severance and change in control agreement) has occurred prior to such date until at least 12 months following such change of control.

Benefits provided upon termination without cause. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates, if Mr. Kim is terminated by us without cause (as defined in Mr. Kim’s severance and change of control agreement), we will be obligated to: (i) pay an amount equal to 75% of his then existing annual base salary in a lump sum within 60 days following termination, (ii) pay, to the extent a bonus could be earned for the current fiscal year, any annual bonus for the current fiscal year pro-rated through the date of termination in a lump sum within 60 days following termination and (iii) continue to provide and to pay for health benefit continuation coverage until the earlier of 9 months following the date of termination or the date Mr. Kim becomes eligible for health benefits with another employer.

Benefits provided upon a change of control. Upon a change of control, a pro-rated portion of any options or share-based awards that remain subject to issuance or vesting based on performance shall be issued and/or vested based on performance measured immediately prior to the change of control. The remainder of the options or share-based awards that remain subject to issuance or vesting based on performance shall be issued and/or vested in equal monthly installments over the original performance period, unless the successor to the Company does not assume or substitute such remaining options or share-based awards with a substantially equivalent award, in which case such remaining options or share-based awards shall be issued and/or vested upon the change of control.

Benefits provided upon termination by us without cause or termination by employee for good reason related to a change of control. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates, if within the two months prior to or the twelve months after a change of control Mr. Kim is terminated by us without cause or Mr. Kim resigns for good reason (as defined in Mr. Kim’s severance and change of control agreement), then in lieu of the basic severance above, we will be obligated to: (i) pay an amount equal to 150% of his then current annual base salary plus 150% the annual bonus paid or payable for the most recently completed fiscal year (in addition to the annual bonus paid or payable for the most recently completed fiscal year) in a lump sum within 60 days following termination, (ii) pay, to the extent a bonus could be earned for the current fiscal year, any annual bonus for the current fiscal year pro-rated through the date of termination in a lump sum within 60 days following termination, (iii) continue to provide for or reimburse health benefit continuation coverage until the earlier of 18 months following the date of termination or the date Mr. Kim becomes eligible for health benefits with another employer and (iv) accelerate the vesting of 100% of Mr. Kim’s unvested and outstanding options or share-based awards.

The following table quantifies the payments and benefits that would have been provided to Mr. Kim under different circumstances in connection with termination of his employment or a change of control, effective as of August 31, 2018, the last day of our most recently completed fiscal year.

		Trigger Event
Name	Payment / Benefit Type	Involuntary termination ($)	Death ($)	Disability ($)	Change in control ($)	Involuntary termination after change in control
KiWan Kim	Severance (1)	$878,790	—	—	—	$2,084,475
	Equity Awards (2)	—	—	—	—	694,209
	Continued Health Coverage (3)	8,568	—	—	—	17,136
	Life Insurance Benefit (4)	—	2,000,000	—	—	—
	Disability Benefit (5)	—	—	1,768,578	—	—

(1)	Upon an involuntary termination on August 31, 2018, Mr. Kim would have received severance benefits including (a) 75% of his base salary and (b) his bonus for the fiscal year, prorated for his service during that year. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Kim would have received severance benefits including (c) 150% of his base salary; (d) 150% of the annual bonus paid or payable for the most recently completed fiscal year and (e) his bonus for the fiscal year, prorated for his service during that year. These estimates are based on service through the end of the fiscal year, so the bonus for the fiscal year is not pro-rated.

(2)	Upon an involuntary termination after a change in control on August 31, 2018, Mr. Kim would have vested in 100% of his outstanding unvested equity awards. Pursuant to SEC guidance, the value of any accelerated vesting of Mr. Kim’s equity awards has been estimated using a price of $32.99 per share, the closing price of our ordinary shares on August 31, 2018.

(3)	Upon an involuntary termination on August 31, 2018, Mr. Kim would have received continued health coverage for up to nine (9) months following his termination. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Kim would have received continued health coverage for up to eighteen (18) months following his termination.

(4)	Represents a life insurance benefit payable to Mr. Kim’s beneficiaries with a face value of seven times his base salary as in effect on August 31, 2018, with a maximum benefit of $2,000,000.

(5)	Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 31, 2018, followed by a monthly long-term disability benefit until the month of Mr. Kim’s 65th birthday.

Alan Marten

We have entered into a severance and change of control agreement with Mr. Marten providing for the severance and change in control benefits set forth below. The initial term of the agreement ended on December 10, 2015, at which time it automatically renewed for an additional one-year term, and has and will continue to be automatically renewed for successive one-year periods thereafter, unless we give written notice of termination at least 30 days prior to the expiration of the then-current term; provided that we may not give such notice if a change of control (as defined in Mr. Marten’s severance and change in control agreement) has occurred prior to such date until at least 12 months following such change of control.

Benefits provided upon termination without cause. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates, if Mr. Marten is terminated by us without cause (as defined in Mr. Marten’s severance and change of control agreement), we will be obligated to: (i) pay an amount equal to 75% of his then existing annual base salary in a lump sum within 60 days following termination, (ii) pay, to the extent a bonus could be earned for the current fiscal year, any annual bonus for the current fiscal year pro-rated through the date of termination in a lump sum within 60 days following termination and (iii) continue to provide and to pay for health benefit continuation coverage until the earlier of 9 months following the date of termination or the date Mr. Marten becomes eligible for health benefits with another employer.

Benefits provided upon a change of control. Upon a change of control, a pro-rated portion of any options or share-based awards that remain subject to issuance or vesting based on performance shall be issued and/or vested based on performance measured immediately prior to the change of control. The remainder of the options or share-based awards that remain subject to issuance or vesting based on performance shall be issued and/or vested in equal monthly installments over the original performance period, unless the successor to the Company does not assume or substitute such remaining options or share-based awards with a substantially equivalent award, in which case such remaining options or share-based awards shall be issued and/or vested upon the change of control.

Benefits provided upon termination by us without cause or termination by employee for good reason related to a change of control. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates, if within the two months prior to or the twelve months after a change of control Mr. Marten is terminated by us without cause or Mr. Marten resigns for good reason (as defined in Mr. Marten’s severance and change of control agreement), then in lieu of the basic severance above, we will be obligated to: (i) pay an amount equal to 150% of his then current annual base salary plus 150% the annual bonus paid or payable for the most recently completed fiscal year (in addition to the annual bonus paid or payable for the most recently completed fiscal year) in a lump sum within 60 days following termination, (ii) pay, to the extent a bonus could be earned for the current fiscal year, any annual bonus for the current fiscal year pro-rated through the date of termination in a lump sum within 60 days following termination, (iii) continue to provide for or reimburse health benefit continuation coverage until the earlier of 18 months following the date of termination or the date Mr. Marten becomes eligible for health benefits with another employer and (iv) accelerate the vesting of 100% of Mr. Marten’s unvested and outstanding options or share-based awards.

The following table quantifies the payments and benefits that would have been provided to Mr. Marten under different circumstances in connection with termination of his employment or a change of control, effective as of August 31, 2018, the last day of our most recently completed fiscal year.

		Trigger Event
Name	Payment / Benefit Type	Involuntary termination ($)	Death ($)	Resignation ($)	Change in control ($)	Involuntary termination after change in control
Alan Marten	Severance (1)	$568,912	—	—	—	$1,309,780
	Option Awards (2)	—	—	—	—	329,900
	Continued Health Coverage (3)	8,568	—	—	—	17,136
	Life Insurance Benefit (4)	—	2,000,000	—	—	—
	Disability Benefit (5)	—	—	1,291,990	—	—

(1)	Upon an involuntary termination on August 31, 2018, Mr. Marten would have received severance benefits including (a) 75% of his base salary and (b) his bonus for the fiscal year, prorated for his service during that year. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Marten would have received severance benefits including (c) 150% of his base salary; (d) 150% of the annual bonus paid or payable for the most recently completed fiscal year and (e) his bonus for the fiscal year, prorated for his service during that year. These estimates are based on service through the end of the fiscal year, so the bonus for the fiscal year is not pro-rated.

(2)	Upon an involuntary termination after a change in control on August 31, 2018, Mr. Marten would have vested in 100% of his outstanding unvested equity awards. Pursuant to SEC guidance, the value of any accelerated vesting of Mr. Marten’s equity awards has been estimated using a price of $32.99 per share, the closing price of our ordinary shares on August 31, 2018.

(3)	Upon an involuntary termination on August 31, 2018, Mr. Marten would have received continued health coverage for up to nine (9) months following his termination. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Marten would have received continued health coverage for up to eighteen (18) months following his termination.

(4)	Represents a life insurance benefit payable to Mr. Marten’s beneficiaries with a face value of seven times his base salary as in effect on August 31, 2018.

(5)	Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 31, 2018, followed by a monthly long-term disability benefit until the month of Mr. Marten’s 65th birthday.

Bruce Goldberg

We have entered into a severance and change of control agreement with Mr. Goldberg providing for the severance and change in control benefits set forth below. The initial term of the agreement ended on December 10, 2015, at which time it automatically renewed for an additional one-year term, and has and will continue to be automatically renewed for successive one-year periods thereafter, unless we give written notice of termination at least 30 days prior to the expiration of the then-current term; provided that we may not give such notice if a change of control (as defined in Mr. Goldberg’s severance and change in control agreement) has occurred prior to such date until at least 12 months following such change of control.

Benefits provided upon termination without cause. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates, if Mr. Goldberg is terminated by us without cause (as defined in Mr. Goldberg’s severance and change of control agreement), we will be obligated to: (i) pay an amount equal to 50% of his then existing annual base salary in a lump sum within 60 days following termination, (ii) pay, to the extent a bonus could be earned for the current fiscal year, any annual bonus for the current fiscal year pro-rated through the date of termination in a lump sum within 60 days following termination and (iii) continue to provide and to pay for health benefit continuation coverage until the earlier of 6 months following the date of termination or the date Mr. Goldberg becomes eligible for health benefits with another employer.

Benefits provided upon a change of control. Upon a change of control, a pro-rated portion of any options or share-based awards that remain subject to issuance or vesting based on performance shall be issued and/or vested based on performance measured immediately prior to the change of control. The remainder of the options or share-based awards that remain subject to issuance or vesting based on performance shall be issued and/or vested in equal monthly installments over the original performance period, unless the successor to the Company does not assume or substitute such remaining options or share-based awards with a substantially equivalent award, in which case such remaining options or share-based awards shall be issued and/or vested upon the change of control.

Benefits provided upon termination by us without cause or termination by employee for good reason related to a change of control. Subject to the execution and non-revocation of a release of claims against us or any of our affiliates, if within the two months prior to or the twelve months after a change of control Mr. Goldberg is terminated by us without cause or Mr. Goldberg resigns for good reason (as defined in Mr. Goldberg’s severance and change of control agreement), then in lieu of the basic severance above, we will be obligated to: (i) pay an amount equal to 100% of his then current annual base salary plus 100% the annual bonus paid or payable for the most recently completed fiscal year (in addition to the annual bonus paid or payable for the most recently completed fiscal year) in a lump sum within 60 days following termination, (ii) pay, to the extent a bonus could be earned for the current fiscal year, any annual bonus for the current fiscal year pro-rated through the date of termination in a lump sum within 60 days following termination, (iii) continue to provide for or reimburse health benefit continuation coverage until the earlier of 12 months following the date of termination or the date Mr. Goldberg becomes eligible for health benefits with another employer and (iv) accelerate the vesting of 50% of Mr. Goldberg’s unvested and outstanding options or share-based awards.

The following table quantifies the payments and benefits that would have been provided to Mr. Goldberg under different circumstances in connection with termination of his employment or a change of control, effective as of August 31, 2018, the last day of our most recently completed fiscal year.

		Trigger Event
Name	Payment / Benefit Type	Involuntary termination ($)	Death ($)	Disability ($)	Change in control ($)	Involuntary termination after change in control
Bruce Goldberg	Severance (1)	$511,030	—	—	—	$1,022,060
	Equity Awards (2)	—	—	—	—	403,518
	Continued Health Coverage (3)	5,712	—	—	—	11,424
	Life Insurance Benefit (4)	—	1,590,000	—	—	—
	Disability Benefit (5)	—	—	522,420	—	—

(1)	Upon an involuntary termination on August 31, 2018, Mr. Goldberg would have received severance benefits including (a) 50% of his base salary and (b) his bonus for the fiscal year, prorated for his service during that year. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Goldberg would have received severance benefits including (c) 100% of his base salary; (d) 100% of the annual bonus paid or payable for the most recently completed fiscal year and (e) his bonus for the fiscal year, prorated for his service during that year. These estimates are based on service through the end of the fiscal year, so the bonus for the fiscal year is not pro-rated.

(2)	Upon an involuntary termination after a change in control on August 31, 2018, Mr. Goldberg would have vested in 50% of his outstanding unvested equity awards. Pursuant to SEC guidance, the value of any accelerated vesting of Mr. Goldberg’s equity awards has been estimated using a price of $32.99 per share, the closing price of our ordinary shares on August 31, 2018.

(3)	Upon an involuntary termination on August 31, 2018, Mr. Goldberg would have received continued health coverage for up to six (6) months following his termination. Upon an involuntary termination after a change in control on August 31, 2018, Mr. Goldberg would have received continued health coverage for up to twelve (12) months following his termination.

(4)	Represents a life insurance benefit payable to Mr. Goldberg’s beneficiaries with a face value of six times his base salary as in effect on August 31, 2018.

(5)	Represents the present value of a weekly short-term disability benefit for 52 weeks following termination on August 31, 2018, followed by a monthly long-term disability benefit until the month of Mr. Goldberg’s 65th birthday

Annual Cash Incentive

The total amount of cash incentives paid to our Named Executive Officers for fiscal 2018 is set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For fiscal 2018, the target cash incentives were 100% of base salary for Mr. MacKenzie, 85% of base salary for Mr. Pacheco and 65% of base salary for all other Named Executive Officers other than Mr. Shah, who does not participate in this program. For information on Mr. Shah’s compensation package, see “Fiscal 2018 Chief Executive Officer Compensation” above.

As discussed in detail in the CD&A under “Cash Incentives” above, our Named Executive Officers other than Mr. Shah are eligible to participate in our cash incentive program, which is designed to reward for Company performance and to encourage individual performance and individual contribution to Company performance. In fiscal 2018, 50% of this cash incentive was tied to Non-GAAP Operating Income, 20% was tied to Non-GAAP Adjusted EBITDA and 30% was tied to the achievement across the Company of goals assigned to various departments and business units.

In fiscal 2018 the individual cash incentive payouts as a percentage of the individual target cash incentives were 238% and 212% for Messrs. MacKenzie, Pacheco and Goldberg, 264% and 248% for Mr. Kim and 238% and 116% for Mr. Marten, for the first semi-annual and second semi-annual periods, respectively.

Equity Awards

We granted stock options and RSUs to our Named Executive Officers in our fiscal year 2018. The options entitle the officer to purchase ordinary shares after the applicable vesting date at a predetermined exercise price. The RSUs entitled the officer to receive ordinary shares on or promptly after the applicable vesting date. Each RSU entitles the officer to receive one ordinary share.

The grant date value of the options and RSUs awarded to each of our Named Executive Officers in each respective fiscal year are set forth above in the “Summary Compensation Table,” and the number of unvested RSUs and vested and unvested options held by each Named Executive Officer at the end of our fiscal 2018, together with the remaining vesting dates, is set forth below under “Outstanding Equity Awards at Fiscal Year-End.”

As discussed under “Employment and Severance Agreements; Potential Payments upon Termination or Change of Control – Ajay Shah” above, Mr. Shah’s compensation package is primarily implemented by way of three option awards. The terms of these awards are as described under “Employment and Severance Agreements; Potential Payments upon Termination or Change of Control – Ajay Shah” above.

Our other officers and directors have received a mix of options and RSUs as part of their compensation. In fiscal 2018 we awarded options to Messrs. Kim and Goldberg and RSUs to Messrs. Pacheco and Marten. Refresh Option awards are generally subject to vesting as to 25% of the award on the first annual anniversary of the award, and then in substantially equal monthly installments over the following three years, based on the executive’s continued employment through the respective vesting date. Refresh RSUs are generally subject to vesting as to 25% of the award at approximately the first annual anniversary of the award and then 1/16 of the initial award amount each fiscal quarter thereafter. For details on the vesting conditions on awards that were outstanding but not fully vested as of August 31, 2018, please see the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below. As described under “Employment and Severance Agreements; Potential Payments upon Termination or Change of Control” above, each of our Named Executive Officers has an employment or change of control agreement setting forth any rights the officer may have to accelerated vesting. In general, any such vesting only occurs on a “double-trigger” basis, where the Named Executive Officer’s employment is terminated without cause or there is a resignation for good reason. For Messrs. Pacheco, Kim, Goldberg and Marten, any such termination must be in connection with a change in control, and then accelerated vesting will occur only to the extent provided under the executive’s employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding options and RSUs held by our Named Executive Officers as of August 31, 2018.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)
Ajay Shah	—	450,000 (2)	—	39.82	3/14/2028	—	—
	—	—	225,000 (3)	39.82	3/14/2028	—	—
	—	—	225,000 (4)	39.82	3/14/2028	—	—

Jack Pacheco	53,589	1,141 (5)	—	24.93	9/23/2024	—	—
	15,753	—	—	11.55	5/23/2026	—	—
	—	—	—	—	—	56,393 (8)	1,860,405
	—	—	—	—	—	24,000 (9)	791,760

KiWan Kim	—	40,000 (6)	—	43.94	4/18/2028	—	—
	—	—	—	—	—	21,043 (8)	694,209

Alan Marten	84,122	—	—	11.55	5/23/2026	—	—
	16,527	30,139 (7)	—	15.21	3/21/2027	—	—
	—	—	—	—	—	10,000 (10)	329,900

Bruce Goldberg	6,381	—	—	2.64	9/27/2020	—	—
	3,042	—	—	11.55	5/23/2026	—	—
	—	—	—	—	—	6,734 (8)	222,155
	—	17,729 (6)	—	43.94	—	—	—

Iain MacKenzie	19,384	—	—	22.47	10/26/2019	—	—
	15,583	—	—	2.64	9/28/2020	—	—
	191,533	—	—	11.55	5/23/2026	—	—
	—	—	—	—	—	90,000 (11)	2,969,100

Footnotes:

(1)	Based on a per share price of $32.99, the closing price of our ordinary shares on August 31, 2018.

(2)	This option award is scheduled to vest in four tranches of 25% each upon continued service through the first four anniversaries of the grant date of March 14, 2018.

(3)	This option award is scheduled to vest in four tranches of 25% each upon continued service through the first four anniversaries of the grant date of March 14, 2018, if the 30 trading day rolling average closing price of our ordinary shares equals or exceeds 150% of the exercise price at any time during the four year period following the grant date and prior to such vesting date. If this target is not satisfied prior to a given vesting date, but is satisfied later during this four-year period, then any options that scheduled to vest upon an earlier vesting date will vest upon Mr. Shah’s continued service through the first vesting date to follow such satisfaction.

(4)	This option award has the same schedule and terms as the option described in footnote 2 above, but is conditioned on the 30 trading day rolling average closing price of our ordinary shares equaling or exceeding 200% of the exercise price.

(5)	This option award was scheduled to vest and become exercisable as to 25% of the award upon continued service through September 23, 2015, with the remaining shares vesting in equal amounts monthly upon continued service through September 23, 2018.

(6)	This option award is scheduled to vest and become exercisable as to 25% of the award upon continued service through April 18, 2019, with the remaining shares vesting in equal amounts monthly upon continued service through April 18, 2022.

(7)	This option award is scheduled to vest and become exercisable as to 25% of the award upon continued service through March 21, 2018, with the remaining shares vesting in equal amounts monthly upon continued service through March 21, 2021.

(8)	These RSU awards vested as to 20% on January 30, 2018, the first anniversary of the date of grant, and as to 20% on July 30, 2018. The remainder of each award is scheduled to vest an additional 20% upon continued service through each of the next three six-month anniversaries of the grant.

(9)	These RSU awards are scheduled to vest as to 25% upon continued service through January 5, 2019 and as to 6.25% upon continued service through each three-month anniversary through January 5, 2022.

(10)	These RSU awards are scheduled to vest as to 25% upon continued service through April 18, 2019 and as to 6.25% upon continued service through each three-month anniversary through April 18, 2022.

(11)	These RSU awards are scheduled to vest as to 50% on November 5, 2018 while the remaining 50% of the shares subject to the award vest on November 5, 2019. Mr. MacKenzie’s outstanding unvested awards continue to vest based upon his service on our Board of Directors following his resignation as our CEO.

Option Exercises and Ordinary Share Awards Vested

The following table sets forth information regarding options exercised by, and shares vested under RSU awards granted to, our named executive officers for the fiscal year ending August 31, 2018.

	Option Awards		Ordinary Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ajay Shah
Jack Pacheco	75,000	1,929,712	36,849	1,313,479
KiWan Kim	39,659	1,042,708	13,749	490,080
Alan Marten	74,944	2,558,878	—	—
Bruce Goldberg	24,900	747,385	4,400	156,838
Iain MacKenzie	—	—	—	—

(1)	Values were determined based on the difference between the fair market value of our ordinary shares on the date of exercise and the exercise price of the options.

(2)	Values were determined based on the fair market value of our ordinary shares on the date of exercise.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in fiscal 2018.

401(k) Plan

We maintain a tax-qualified retirement plan, or the 401(k) plan, for U.S. employees that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to contribute up to 60% of eligible compensation, either on a pre-tax or post-tax (Roth) basis, subject to applicable annual Code limits. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. In 2018, we continued our recent practice of matching 100% of participant contributions up to 3% of eligible compensation, and 50% of participant contributions of the next 2% of eligible compensation. Participants’ interests in their elective contributions and our matching contributions are 100% vested at the time of contribution.

Equity Compensation Plan Information

The following table summarizes information regarding our share incentive plans as of August 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,133,585	$28.75	601,965
Equity compensation plans not approved by security holders	—	—	—
Total	3,133,585	$28.75	601,965

(1)	Includes shares 2,413,573 shares underlying outstanding options and 720,012 shares underlying outstanding restricted stock units (RSUs) under the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan (the Plan).

(2)	The calculation of the weighted average exercise price does not include shares subject to RSUs that do not have an exercise price.

(3)	Represents 251,965 ordinary shares reserved for future issuance under the Plan and 350,000 ordinary shares reserved for future purchases under the SMART Global Holdings, Inc. 2018 Employee Share Purchase Plan (the ESPP). Starting with fiscal 2018 and continuing for ten years, at the beginning of each fiscal year the number of shares reserved under the Plan may be increased by the lesser of (x) 1,500,000 shares, (y) 2.5% of the outstanding ordinary shares on the last day of the prior fiscal year and (z) another amount determined by our Board of Directors. Accordingly, on September 1, 2018, the reserve under the Plan was increased by 2.5%, or 561,998 shares. Starting with fiscal 2018 and continuing for ten years, at the beginning of each fiscal year the number of shares reserved for purchase under the ESPP may be increased by an amount equal to the smallest of (a) one and one half percent (1.5%) of the number of ordinary shares issued and outstanding on the immediately preceding fiscal year end date, (b) 300,000 shares, or (c) an amount determined by the Board. On September 1, 2018, the reserve under the ESPP was increased by 300,000 shares.

Certain Relationships and Related Party Transactions

Transactions with Related Persons, Promoters and Certain Control Persons

Since the beginning of fiscal 2018, there has not been, nor is there any proposed transaction in which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than as set forth below and the compensation, employment arrangements and other agreements and transactions which are described elsewhere in this Proxy Statement.

Sponsor Shareholder Agreement

In connection with the acquisition of substantially all of its equity interests of SMART Worldwide by Silver Lake in August 2011, which we refer to as the Acquisition, we initially entered into the Sponsor Shareholder Agreement with Silver Lake and Ajay Shah and his affiliated investment vehicles. The Sponsor Shareholder Agreement was amended and restated upon the completion of our IPO. The Sponsor Shareholder Agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our ordinary shares. In addition, the Sponsor Shareholder Agreement contains provisions related to the composition of our Board of Directors and its committees, which are discussed elsewhere in this Proxy Statement.

Sponsor Approvals

Under the Sponsor Shareholder Agreement, the actions listed below by us or any of our subsidiaries require the approval of Silver Lake for so long as Silver Lake collectively owns ordinary shares in an amount equal to or greater than 25% of our ordinary shares outstanding immediately following the consummation of our IPO. The actions include:

•	entering into change of control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $5 million;

•	incurring capital expenditures in any fiscal year in excess of 10% over the amount of capital expenditures provided for in the annual budget;

•	incurring indebtedness for borrowed money;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving any of our subsidiaries;

•	making any material change in the nature of the business conducted by us or our subsidiaries;

•	terminating the employment of our Chief Executive Officer or Chief Financial Officer or hiring a new Chief Executive Officer or Chief Financial Officer;

•	changing the size or composition of our Board;

•	entering into certain transactions with Silver Lake Partners, Silver Lake Sumeru or any of our other affiliates;

•	amending, waiving or otherwise modifying the Investors Shareholders Agreement or any other key contractual terms with our management;

•	adopting or amending the annual operating plan of the Company; and

•	delegation of any of the above actions to any committee of the Board.

Employee Investors Shareholders Agreement

In connection with the closing of the Acquisition, and as a condition to being eligible to receive future grants of share-based incentives, certain employee investors entered into a shareholder agreement, which we refer to as the Employee Investors Shareholders Agreement, with us and Silver Lake. Under the Employee Investors Shareholders Agreement, the employee investors became subject to certain transfer restrictions, drag-along rights and call rights. The drag-along rights and call rights terminated upon the occurrence of our IPO; however, certain transfer restrictions survived our IPO, including that no such employee investor may transfer our ordinary shares without the consent of Silver Lake to any person that is a competitor or potential competitor of ours or that is known to hold (directly or indirectly) more than 5% ownership interest in any such competitor (other than in a registered public offering or under Rule 144 through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser has not been designated by the seller and is effected in a manner through which the identity of the purchaser would not customarily be available to the seller).

Investors Shareholders Agreement

In connection with the closing of the Acquisition, certain management and employee investors entered into a shareholder agreement with us and Silver Lake, which we refer to as the Investors Shareholders Agreement. The Investors Shareholders Agreement was amended and restated as of November 5, 2016 in connection with the amendment and restatement of our credit agreement entered into in August 2011 (the Original Credit Agreement), at which time the lenders party to the Original Credit Agreement, or the Warrant Holders, became parties to the Investors Shareholders Agreement. The Investors Shareholders Agreement was further amended on May 30, 2017 in connection with our IPO and again on October 17, 2017, January 29, 2018 and June 20, 2018.

Under the Investors Shareholders Agreement, the Warrant Holders and certain members of our management became subject to transfer restrictions, tag-along rights, drag-along rights, participation rights and call rights. The tag-along rights, drag-along rights, participation rights and call rights terminated upon the occurrence of our IPO; however, certain transfer restrictions survived our IPO including that no such Warrant Holders or management investors may transfer our ordinary shares without the consent of Silver Lake to any person that is a competitor or potential competitor of ours or that is known to hold (directly or indirectly) more than 5% ownership interest in any such competitor (other than in a registered public offering or under Rule 144 through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser has not been designated by the seller and is effected in a manner through which the identity of the purchaser would not customarily be available to the seller).

Indemnification

Under the Sponsor Shareholder Agreement, we agreed, subject to certain exceptions, to indemnify Silver Lake and various affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.

We also have entered into indemnification agreements with our directors and executive officers and intend to continue doing so in the future.

Registration Rights Agreement

We entered into a registration rights agreement, dated August 26, 2011, with Silver Lake, Mr. Ajay Shah and certain entities affiliated with him, Mr. Mukesh Patel and certain entities affiliated with him and certain of our executive officers. This agreement was amended and restated as of November 5, 2016 in connection with the amendment and restatement of our Original Credit Agreement, at which time the Warrant Holders became parties to the agreement, which we refer to in this Proxy Statement as the Registration Rights Agreement. If not otherwise exercised, the rights described below will expire (a) with the prior consent of Silver Lake in connection with any other change of control, as defined in the Registration Rights Agreement, or (b) with respect to any party to the Registration Rights Agreement, at such time such party does not beneficially own any registrable shares subject to the Registration Rights Agreement.

Shelf Registration Rights

Silver Lake may at any time request in writing that we file a shelf registration statement to permit the sale or distribution of all or a portion of their registrable shares. Subject to specified limitations set forth in the Registration Rights Agreement, holders may request that their registrable shares be joined to this request. Subject to specified limitations set forth in the Registration Rights Agreement, we may delay filing a registration statement pursuant to this provision on no more than two occasions in any 12-month period.

Demand Registration Rights

Subject to specified limitations set forth in the Registration Rights Agreement, Silver Lake may demand in writing that we register all or a portion of the registrable shares under the Securities Act if the total amount of registrable shares registered can reasonably be anticipated to have a net aggregate offering price of at least $25 million. Subject to specified limitations set forth in the Registration Rights Agreement, we may delay filing a registration statement pursuant to this provision on no more than two occasions in any 12-month period.

Piggyback Registration Rights

In the event that we propose to register any of our shares under the Securities Act, either for our own account or for the account of other security holders, each holder of registrable shares is entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. Any such limitations on the number of registrable securities that may be included by such holders must be on a pro-rata basis.

The Registration Rights Agreement also contains certain customary cross-indemnification provisions.

Participation in our IPO

Silver Lake Partners III Cayman (AIV III), L.P. and Silver Lake Sumeru Fund Cayman, L.P. as well as each of their co-investment vehicles, which are collectively our principal shareholders and are each affiliates of certain of our directors, purchased an aggregate of 1,500,000 ordinary shares at our IPO price of $11.00 per share and on the same terms as the other purchasers in the offering, except as affiliates they paid no underwriting spread in our IPO. We received the full amount of the gross proceeds from the additional investment.

Other Relationships

In the normal course of business, we sold goods and services of $133.6 million to affiliates of Silver Lake during fiscal 2018.

Procedures for Approval of Related Person Transactions

Pursuant to our Articles of Association, a director who is in any way interested in a contract or transaction with the Company will declare the nature of his interest at a meeting of the Board of Directors. A director may vote in respect of any such contract or transaction notwithstanding that he may be interested therein and if he does so his vote will be counted and he may be counted in the quorum at any meeting of the Board of Directors at which any such contract or transaction shall come before the meeting of the Board of Directors for consideration. Pursuant to our written Audit Committee charter, the Audit Committee must review all related party transactions required to be disclosed in our financial statements and approve any such related party transaction, unless the transaction is approved by another independent committee of our Board. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. In addition, our written code of business conduct and ethics requires that directors, executive officers and employees make appropriate disclosure of potential conflicts of interest situations to the Audit Committee, in the case of directors and executive officers, or to the supervisor who will then seek authorization from the compliance officer, in the case of employees.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notice or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Proxy Availability Notice or other Annual Meeting Materials addressed to those shareholders. This process, which is commonly referred to as householding, potentially provides extra convenience for shareholders and cost savings for companies. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A Proxy Availability Notice or proxy materials will be delivered in one single envelope to multiple shareholders sharing an address unless contrary instructions have been received from one or more of the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Availability Notice or proxy materials, please notify your broker or contact our Secretary, 39870 Eureka Drive, Newark, CA 94560-4809, or by telephone: (510) 623-1231. Shareholders who currently receive multiple copies of the Proxy Availability Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Availability Notice or proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for the year ended August 31, 2018, as filed with the SEC on October 30, 2018, is available without charge upon written request to our Secretary, 39870 Eureka Drive, Newark, CA 94560-4809, or by accessing a copy on SMART’s website at www.smartm.com in the Investors section under “SEC Filings.” Information on our website is not incorporated by reference in this Proxy Statement.

EXHIBIT A - AMENDMENT TO THE SMART GLOBAL HOLDINGS, INC. AMENDED AND RESTATED 2017 SHARE INCENTIVE PLAN (THE “PLAN”)

1.	Section 4 — Effective as of February 1, 2019, Section 4 of the Plan shall be amended to replace the first full sentence of Section 4(a) thereof with the following:

Subject to adjustment as provided in this Section, the number of Shares with respect to which Awards may be granted under the Plan on and following the Effective Date shall be 1,500,000 as of the Effective Date, plus 1,500,000 as of February 1, 2019 (the “2019 Reserved Shares”), plus an annual increase on the first day of each fiscal year during the term of the Plan beginning with the fiscal year starting September 1, 2017 and continuing for ten fiscal years (ending with the fiscal year starting September 1, 2026), in each case in an amount equal to the lesser of (i) 1,500,000 shares, (ii) 2.5% of the number of shares of the ordinary shares outstanding on such date, or (iii) an amount determined by the Board. To the extent that the Plan is and remains exempt from Section 162(m) of the Code pursuant to Treasury Regulation section 1.162-27(f) as a plan that existed during the period in which the Company was not publicly held, the 2019 Reserved Shares shall not be available for awards to any person who at the time of the award is a covered employee within the meaning of Section 162(m) of the Code.